UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                         POST-EFFECTIVE AMENDMENT NO. 15
                     TO REGISTRATION STATEMENT NO. 33-28976

                                      Under

                           The Securities Act of 1933

                           IDS Life Insurance Company
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             (Exact name of registrant as specified in its charter)

                                    Minnesota
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         (State or other jurisdiction of incorporation or organization)


                                       63
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            (Primary Standard Industrial Classification Code Number)

                                   41-0823832
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                      (I.R.S. Employer Identification No.)

                 200 AXP Financial Center, Minneapolis, MN 55474
                                 (612) 671-3131
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Mary Ellyn Minenko
                           IDS Life Insurance Company
            50607 AXP Financial Center, Minneapolis, Minnesota 55474
                                 (612) 671-3678
--------------------------------------------------------------------------------
            Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                                          Calculation of Registration Fee

----------------------- --------------------- -------------------- --------------------- --------------------
 Title of Each Class        Amount to be       Proposed Maximum      Proposed Maximum         Amount of
 of Securities to be         Registered       Offering Price Per    Aggregate Offering    Registration Fee
      Registered                                     Unit                 Price
----------------------- --------------------- -------------------- --------------------- --------------------

Interests in a group            N/A
market value annuity
contract and
individual market
value annuity
contracts for non-tax
qualified purchases.

                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

            Attached hereto and made a part hereof is the Prospectus.

[AMERICAN EXPRESS LOGO-Registered Trademark-]

                                                                AMERICAN EXPRESS
                                                                 GUARANTEED TERM
                                                                         ANNUITY


ISSUED BY:
IDS LIFE INSURANCE COMPANY

PROSPECTUS, MAY 1, 2001
IDS Life Insurance Company (IDS Life) issues this annuity and offers it in two ways:
-  A Group Market Value Annuity Contract, and
-  Individual Market Value Annuity Contracts.


To buy this annuity, you must send IDS Life a purchase payment of at least $5,000 with an application for a contract.

IDS LIFE ACCOUNT MGA

GROUP AND INDIVIDUAL MARKET VALUE ANNUITY CONTRACTS


ISSUED AND SOLD BY:  IDS LIFE INSURANCE COMPANY
                     70100 AXP Financial Center
                     Minneapolis, MN 55474
                     Telephone: (800) 862-7919


If you choose not to hold these securities until the end of a guarantee period, they may be subject to a substantial surrender charge or market value adjustment. As a result, you could get less than your purchase payment back.

Interest rates for renewal guarantee periods may be higher or lower than the previous guaranteed interest rate. The minimum guaranteed renewal interest rate is 3%. IDS Life guarantees this rate.

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



AN INVESTMENT IN THIS ANNUITY IS NOT A DEPOSIT OF A BANK OR FINANCIAL INSTITUTION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

Before you invest, be sure to ask your sales representative about the annuity's features, benefits, risks and fees, and whether the annuity is appropriate for you, based upon your financial situation and objectives.

IDS Life and its affiliated insurance companies offer several different annuities which your sales representative may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation and needs, your age and how you intend to use the annuity. The different features and benefits may include the investment and fund manager options, variations in interest rate amount and guarantees, credits, surrender charge schedules and access to annuity account values. The fees and charges may also be different between each annuity.


TABLE OF CONTENTS

THE GUARANTEED TERM ANNUITY IN BRIEF .....................3

KEY TERMS ................................................4

DESCRIPTION OF CONTRACTS .................................5

General ..................................................5

Application and Purchase Payment .........................5

Right to Cancel ..........................................5

Guarantee Periods ........................................5

Surrenders ...............................................7

Surrender Charge .........................................8

MARKET VALUE ADJUSTMENT ..................................9

PREMIUM TAXES ...........................................10

DEATH BENEFIT PRIOR TO SETTLEMENT .......................10

THE ANNUITY PAYMENT PERIOD ..............................11

AMENDMENT, DISTRIBUTION AND ASSIGNMENT OF CONTRACTS .....12

FEDERAL TAX CONSIDERATIONS ..............................13

THE COMPANY .............................................14

DIRECTORS AND EXECUTIVE OFFICERS ........................19

EXPERTS .................................................21

APPENDIX A-- PARTIAL SURRENDER ILLUSTRATION .............22

APPENDIX B-- MARKET VALUE ADJUSTMENT ILLUSTRATION .......24

IDS LIFE INSURANCE COMPANY FINANCIAL INFORMATION ........26

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2 AMERICAN EXPRESS GUARANTEED TERM ANNUITY

THE GUARANTEED TERM ANNUITY IN BRIEF

In this prospectus, "we," "us" and "IDS Life" refer to IDS Life Insurance Company and "you" and "yours" refer to an owner who has been issued a contract.

This summary is incomplete. Do not rely on it as a description of your contract. For more complete information, you must read the entire prospectus. You can find more information about a topic in the summary by turning to the discussion beginning at the page listed after that topic in the summary.


CONTRACTS: We are offering qualified and nonqualified group and individual market value annuities to the general public. As is the case of other annuities, it may not be advantageous for you to purchase this contract as a replacement for, or in addition to, an existing annuity or life insurance policy.

Most annuities have a tax deferred feature. So do many retirement plans under the Internal Revenue Code. As a result, when you use an annuity to fund a retirement plan that is tax deferred, your annuity will not provide any necessary or additional tax deferral for that retirement plan. But annuities do have features other than tax deferral that may help you reach your retirement goals. You should consult your tax advisor prior to making a purchase for an explanation of the tax implications to you.


These market value annuity contracts have a guaranteed interest rate that we credit to the purchase payment when it is held to the end of the guarantee period (the renewal date). Surrenders before the renewal date are subject to a market value adjustment and, if it applies, a surrender charge.

GUARANTEE PERIODS: When you make a payment under an application, you select a guarantee period from among those that we offer when we receive your application and payment. During this guarantee period, the purchase payment earns interest at the interest rate that we have guaranteed for your contract. We credit interest daily. Credited interest earns interest at the applicable guaranteed interest rate we establish. (p. 5)

RENEWAL GUARANTEE PERIODS: At the end of each guarantee period, a renewal guarantee period of one year will begin, unless you choose a different period. You must choose the length of a renewal guarantee period during the 30 days before the end of the previous guarantee period. Beginning on the first day of each renewal guarantee period, the renewal value will earn interest at the renewal interest rate that we have guaranteed for your contract and the interest credited will earn interest at that interest rate. (p. 6)

SURRENDERS: With some restrictions, we permit partial or total surrenders. We may delay payment of any surrender for up to six months from the date we receive notice of surrender or the period permitted by state law, if less. A delay of payment will not be for more than seven days except under extraordinary circumstances. If we choose to exercise this right, then during this delay, we will pay annual interest of at least 3% of any amounts delayed for more than thirty days. (p. 7)

SURRENDER CHARGE: If you surrender before the eighth contract anniversary, a surrender charge beginning at a maximum of 8% of the market adjusted value surrendered will be subtracted from your account. No surrender charge applies if you surrender on the last day of a guarantee period. We will waive the surrender charge in certain instances. (p. 8)


MARKET VALUE ADJUSTMENT: The market value adjustment is the increase or decrease in the value of any early surrender you make from your annuity. A market value adjustment applies when the surrender occurs before the renewal date. No market value adjustment applies to any surrender at the end of a guarantee period. The amount of the actual adjustment is determined by a formula that is based on the difference between the guaranteed interest rate on your annuity and a current interest rate determined by IDS Life. That current interest rate will be the rate that IDS Life pays on a new Guaranteed Term Annuity that has a guaranteed period equal to the time remaining on the term of your annuity. The formula also includes a 0.25% charge that will reduce the value of your surrender regardless of the current interest rate then in effect. The amount you receive on surrender could be less than your original purchase payment if interest rates increase. If interest rates decrease, the amount you receive on surrender may be more than your original purchase payment and accrued interest. The market adjusted value also affects settlements under an annuity payment plan. (p. 9)


PREMIUM TAXES: We may deduct premium taxes from the accumulation value of your contract. State premium taxes range from 0 to 3.5% of your gross purchase payments. (p. 10)

DEATH BENEFIT PRIOR TO SETTLEMENT: The contract provides for a guaranteed death benefit. If the annuitant or owner dies before the settlement date, we will pay to the owner or beneficiary the death benefit in place of any other payment under the contract. The amount of the death benefit will equal the accumulation value. (p. 10)


THE ANNUITY PAYMENT PERIOD: Beginning at a specified time in the future, we will pay the owner a lump sum payment or start to pay a series of payments. You may choose a series of payments under some annuity plans. (p. 11)


--------------------------------------------------------------------------------
                                                     PROSPECTUS - MAY 1, 2001  3

KEY TERMS



THESE TERMS CAN HELP YOU UNDERSTAND DETAILS ABOUT YOUR CONTRACT:


ACCUMULATION VALUE: The value of the purchase payment plus interest credited, adjusted for any surrenders.

ANNUITANT: The person on whose life monthly annuity payments depend.

ANNUITY: A contract purchased from an insurance company that offers tax-deferred growth of the purchase payment until earnings are withdrawn.

CASH SURRENDER VALUE: The market adjusted value less any applicable surrender charge. On the last day of a guarantee period, the cash surrender value is the accumulation value.

CONTRACT: A deferred annuity contract, or a certificate showing your interest under a group annuity contract, that permits you to accumulate money for retirement by making a purchase payment. A contract provides for a lifetime or other forms of payouts beginning at a specified time in the future.

CONTRACT ANNIVERSARY: The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE: The effective date of the contract as designated in the contract.

CURRENT INTEREST RATE: The applicable interest rate contained in a schedule of rates established by us at our discretion from time to time for various guarantee periods.

INITIAL GUARANTEE PERIOD: The period during which the initial guarantee rate will be credited.

INITIAL GUARANTEE RATE: The rate of interest credited to the purchase payment during the initial guarantee period.

MARKET ADJUSTED VALUE: The accumulation value increased or decreased by the market adjusted value formula, on any date before the end of the guarantee period.

MARKET VALUE ADJUSTMENT: The market adjusted value minus the accumulation value.

OWNER: The person or entity to whom the annuity contract is issued.

PURCHASE PAYMENT: Payment made to IDS Life for an annuity.

QUALIFIED ANNUITY: A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:

- Individual Retirement Annuities (IRAs) under Section 408(b) of the Internal Revenue Code of 1986, as amended (the Code)

- Roth IRAs under Section 408A of the Code

- SIMPLE IRAs under Section 408(p) of the Code


- Simplified Employee Pension (SEP) plans under Section 408(k) of the Code


- Plans under Section 401(k) of the Code


- Custodial and trusteed plans under Section 401(a) of the Code


- Tax-Sheltered Annuities (TSA's) under Section 403(b) of the Code


A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax deferred.

All other contracts are considered NONQUALIFIED ANNUITIES.

RENEWAL DATE: The first day of a renewal guarantee period. It will always be on a contract anniversary.

RENEWAL GUARANTEE PERIOD: A renewal guarantee period will begin at the end of each guarantee period.

RENEWAL GUARANTEE RATE: The rate of interest credited to the renewal value during the renewal guarantee period as set at our discretion.

RENEWAL VALUE: The accumulation value at the end of the current guarantee period.

SETTLEMENT: The application of contract value to provide annuity payments. If the settlement date is not the last day of a guarantee period, we apply the market adjusted value of the contract. On the last day of a guarantee period, we apply the accumulation value of the contract.

SETTLEMENT DATE: The date on which annuity payments are to begin.

WRITTEN REQUEST: A request in writing signed by you and delivered to us at our corporate office.

--------------------------------------------------------------------------------
4 AMERICAN EXPRESS GUARANTEED TERM ANNUITY

DESCRIPTION OF CONTRACTS

GENERAL

This prospectus describes interests in qualified and nonqualified group and individual market value annuity contracts offered by IDS Life to the general public.


As described in this prospectus, the contracts have an interest rate guaranteed by IDS Life that we credit to a purchase payment in the contract when the purchase payment stays in the contract to its renewal date. We credit (compound) interest daily to achieve a stated annual effective rate, based on a 365 day year. We do not pay interest on leap days (Feb. 29th). Surrenders prior to the renewal date are subject to a market value adjustment, a surrender charge (if applicable), income taxes, and a 10% IRS tax penalty if withdrawn prior to age 59 1/2.


APPLICATION AND PURCHASE PAYMENT

To apply for a contract, you must complete an application and make a minimum purchase payment of $5,000. For individuals age 90 and younger, the maximum purchase payment is $1,000,000 without prior approval. This limit applies in total to all IDS Life annuities you own. If you purchase the contract to fund a tax-deferred retirement plan, that plan's limit on contributions also will apply. Once we apply a purchase payment to a contract, we do not permit any additional purchase payment under the contract.

We will return an improperly completed application, along with the corresponding purchase payment, five business days after we receive it.

A payment is credited to a contract on the date we receive a properly completed application at our corporate office along with the purchase payment. Interest is earned the next day. IDS Life then issues a contract and confirms the purchase payment in writing.

RIGHT TO CANCEL

State or federal law may give you the right to cancel the contract within a specific period of time after receipt of the contract and receive a refund of the entire purchase payment. For revocation to be effective, mailing or delivery of notice of cancellation must be made in writing to our corporate office at the following address: IDS Life Insurance Company, Attn: Transactions, 70100 AXP Financial Center, Minneapolis, MN 55474.

GUARANTEE PERIODS


You select the duration of the guarantee period from among those durations we offer when we receive your application and payment. As of the date of this prospectus, we are offering guarantee periods with annual durations from one to 10 years; however, the guarantee periods we offer in the future could be different. The duration selected will determine the guaranteed interest rate and the purchase payment (less surrenders made and less applicable premium taxes, if any) will earn interest at this guaranteed interest rate during the entire guarantee period. Interest is credited to your annuity daily. All interest rates we quote are effective annual interest rates. This refers to the rate that results after interest has compounded daily for a full year. In other words, the interest you earn each day earns interest itself the next day, assuming you do not withdraw it. (At the end of a year, assuming you have made no withdrawals, your interest earnings will equal your guaranteed rate multiplied by your contract value at the beginning of the year.)


The example below shows how we will credit interest during the guarantee period. For the purpose of this example, we have made the assumptions as indicated.

--------------------------------------------------------------------------------
                                                     PROSPECTUS - MAY 1, 2001  5

EXAMPLE OF GUARANTEED RATE OF ACCUMULATION
Beginning account value: $50,000

Guaranteed period: 10 years

Guaranteed rate: 6% annual effective rate

                                                               INTEREST CREDITED TO THE  CUMULATIVE INTEREST
YEAR                                                              ACCOUNT DURING YEAR  CREDITED TO THE ACCOUNT  ACCUMULATION VALUE

  1                                                                     $3,000.00           $  3,000.00            $53,000.00

  2                                                                      3,180.00              6,180.00             56,180.00

  3                                                                      3,370.80              9,550.80             59,550.80

  4                                                                      3,573.05             13,123.85             63,123.85

  5                                                                      3,787.43             16,911.28             66,911.28

  6                                                                      4,014.68             20,925.96             70,925.96

  7                                                                      4,255.56             25,181.51             75,181.51

  8                                                                      4,510.89             29,692.40             79,692.40

  9                                                                      4,781.54             34,473.95             84,473.95

 10                                                                      5,068.44             39,542.38             89,542.38

Guaranteed accumulation value at the end of 10 years is:

      $50,000 + $39,542.38 = $89,542.38

NOTE: THIS EXAMPLE ASSUMES NO SURRENDERS OF ANY AMOUNT DURING THE ENTIRE TEN-YEAR PERIOD. A MARKET VALUE ADJUSTMENT APPLIES AND A SURRENDER CHARGE MAY APPLY TO ANY INTERIM SURRENDER (SEE SURRENDERS). THE HYPOTHETICAL INTEREST RATES ARE ONLY ILLUSTRATIONS. THEY DO NOT PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

RENEWAL GUARANTEE PERIODS: At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing about the renewal guarantee periods available before the renewal date. This written notification will not specify the interest rate for the renewal value. You may elect in writing, during the 30-day period before the end of the guarantee period, a renewal guarantee period of a different duration from among those we offer at that time. If you do not make an election, we will automatically apply the renewal value to a guarantee period of one year. In no event may renewal guarantee periods extend beyond the settlement date then in effect for the contract. For example, if the annuitant is age 82 at the end of a guarantee period and the settlement date for the annuitant is age 85, a three-year guarantee period is the maximum guarantee period that you may choose under the contract. The renewal value will then earn interest at a guaranteed interest rate that we have declared for this duration. We may declare new schedules of guaranteed interest rates as often as daily.

At the beginning of any renewal guarantee period, the renewal value will be the accumulation value at the end of the guarantee period just ending. We guarantee the renewal value with our general assets. This amount will earn interest for the renewal guarantee period at the then applicable guaranteed interest rate for the period selected. This rate may be higher or lower than the previous guaranteed interest rate.

At your written request, we will notify you of the renewal guarantee rates for the periods then available. You also may call us to ask about renewal guarantee rates.

ESTABLISHMENT OF GUARANTEED INTEREST RATES: We will know the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment or you renew an accumulation value. We will send a confirmation that will show the amount and the applicable guaranteed interest rate. The minimum guaranteed interest rate for renewal values is 3% per year. The rate on renewal values will be equal to or greater than the rate credited on new comparable purchase payments at that time.


The interest rates that IDS Life will declare as guaranteed rates in the future are determined by us at our discretion. We will determine the rates based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities (see Investments by IDS
Life), product design, competition, and IDS Life's revenues and expenses. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES ABOVE THE 3% RATE.


--------------------------------------------------------------------------------
6 AMERICAN EXPRESS GUARANTEED TERM ANNUITY

SURRENDERS

GENERAL: Subject to certain tax law and retirement plan restrictions noted below, you may make total and partial surrenders under a contract at any time.

For all surrenders, we will reduce the accumulation value by the amount surrendered on the surrender date and that amount will be payable to the owner. We will also reduce the accumulation value by any applicable surrender charge. We will either reduce or increase the accumulation value by any market value adjustment applicable to the surrender. IDS Life will, on request, inform you of the amount payable in a total or partial surrender.

Any total or partial surrender may be subject to tax and tax penalties. Surrenders from certain tax qualified annuities also may be subject to 20% income tax withholding. (See Federal Tax Considerations.)

TAX-SHELTERED ANNUITIES: The Code imposes certain restrictions on an owner's right to receive early distributions attributable to salary reduction contributions from a contract purchased for a retirement plan qualified under
Section 403(b) of the Code as a tax-sheltered annuity (TSA).

Distributions attributable to salary reduction contributions made after Dec. 31, 1988, plus all earnings since Dec. 31, 1988, or to transfers or rollovers of such amounts from other contracts, may come from the TSA contract only if you have attained age 59 1/2, have become disabled as defined in the Code, have separated from the service of your employer that purchased the contract or have died.

Additionally, if you should encounter a financial hardship (within the meaning of the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not of the earnings on them.

Even though these rules may permit a distribution (e.g., for hardship or after separation from service), it may nonetheless be subject to a 10% IRS penalty tax (in addition to income tax) as a premature distribution and to 20% income tax withholding. (See Federal Tax Considerations.)

These restrictions do not apply to transfers of contract value to another TSA investment vehicle available through the employer.

PARTIAL SURRENDERS: Unless we agree otherwise, the minimum amount you may surrender is $250. You cannot make a partial surrender if it would reduce the accumulation value of your annuity to less than $2,000.

You may request the net check amount you wish to receive. We will determine how much accumulation value needs to be surrendered to yield the net check amount after any applicable market value adjustments and surrender charge deductions.


You may make a partial surrender request not exceeding $100,000 by telephone. We have the authority to honor any telephone partial surrender request believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as reasonable procedures are followed, neither IDS Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, we will take special measures to ensure that your call is answered as promptly as possible. We will not allow a telephone surrender request within 30 days of a phoned-in address change.


TOTAL SURRENDERS: We will compute the value of your contract at the next close of business after we receive your request for a complete surrender. We may ask you to return the contract.

PAYMENT ON SURRENDER: We may defer payment of any partial or total surrender for a period not exceeding 6 months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than 7 days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment more than 30 days, we will notify you in writing.

NOTE: We will charge you a fee if you request express mail delivery of your surrender check.

--------------------------------------------------------------------------------
                                                     PROSPECTUS - MAY 1, 2001  7

SURRENDER CHARGE

We may assess a surrender charge on any total or partial surrender taken prior to the eighth contract anniversary unless the surrender occurs on the last day of a guarantee period. We will base the amount of the surrender charge on the length of the guarantee period. The table below shows the maximum amount of the surrender charge.

SURRENDER CHARGE PERCENTAGE:

GUARANTEE                             CONTRACT YEARS AS MEASURED FROM THE BEGINNING OF A GUARANTEE PERIOD
PERIOD              1             2              3             4              5              6             7              8

 1 year            1%

2 years            2             1%

3 years            3             2              1%

4 years            4             3              2             1%

5 years            5             4              3             2              1%

6 years            6             5              4             3              2              1%

7 years            7             6              5             4              3              2             1%

8 years            8             7              6             5              4              3             2              1%

9 years            8             7              6             5              4              3             2              1

10 years           8             7              6             5              4              3             2              1


To determine the surrender charge on the initial guarantee period, in the "Guarantee period" column find the number of years for the guarantee period you have chosen. The row that period is in reflects the schedule of surrender charges during that period. For example, a 5 year guarantee period has a 5% surrender charge in the first contract year, a 4% charge in the second, a 3% charge in the third, a 2% charge in the 4th, and a 1% charge in the 5th.


For renewal guarantee periods, we will base the surrender charge on the lesser of:
- the length of the new guarantee period, or
- the number of years remaining until the eighth contract anniversary.


In our example, if a contract owner chose an initial guarantee period of 5 years and later a renewal guarantee period of 4 years, the surrender charge schedule for that renewal guarantee period would be 3 years long. That is because there are only 3 years remaining until the eighth contract anniversary (8 - 5 = 3), and 3 years is less than the 4 year length of the new guarantee period. The surrender charge percentages would be:


                              CONTRACT YEAR                                         SURRENDER CHARGE

                                    1                                                      5%

                                    2                                                      4

                                    3                                                      3

                                    4                                                      2

                                    5                                                      1*

                                    6                                                      3

                                    7                                                      2

                                    8                                                      1

                                    9+                                                     0

* 0% on last day of 5th contract year.

There will never be any surrender charges after the eighth contract anniversary.

Also, after the first contract anniversary, surrender charges will not apply to surrenders of amounts totalling up to 10% of the accumulation value as of the last contract anniversary.

SURRENDER CHARGE CALCULATION: If there is a surrender charge, we calculate it as:

(A - B) x P
where:      A =  market adjusted value surrendered
            B = the lesser of A or 10% of accumulation value on last contract anniversary not already taken as a partial surrender this contract year.
            P =  applicable surrender charge percentage

For an illustration of a partial surrender and applicable surrender charges, see Appendix A.

--------------------------------------------------------------------------------
8  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

WAIVER OF SURRENDER CHARGE: We will assess no surrender charge:
-  on the last day of a guarantee period;
-  after the eighth contract anniversary;
- after the first contract anniversary for surrenders of amounts totalling up to 10% of the contract accumulation value as of the last contract anniversary;
-  upon the death of the annuitant or owner; or
- upon the application of the market adjusted value to provide annuity payments under an annuity payment plan (if such application occurs on a renewal date, there will be no surrender charge or market value adjustment, and the full accumulation value will be applied under an annuity payment plan).

In some cases, such as when an employer makes this annuity available to employees, we may expect to incur lower sales and administrative expenses or perform fewer services due to the size of the group, the average contribution and the use of group enrollment procedures. Then we may be able to reduce or eliminate surrender charges. However, we expect this to occur infrequently.

MARKET VALUE ADJUSTMENT

We guarantee the accumulation value, including the interest credited, if the contract is held until the end of the guarantee period. However, we will apply a market value adjustment if a surrender occurs prior to the end of the guarantee period. The market adjusted value also affects settlements under an annuity payment plan occurring at any time other than the last day of a guarantee period.

The market adjusted value is your accumulation value (purchase payment plus interest credited minus surrenders and surrender charges) adjusted by a formula. The market adjusted value reflects the relationship between the guaranteed interest rate on your contract and the interest rate we are crediting on new Guaranteed Term Annuity contracts with guarantee periods that are the same as the time remaining in your guarantee period.

The market adjusted value is sensitive to changes in current interest rates. The difference between your accumulation value and market adjusted value on any day will depend on our current schedule of guaranteed interest rates on that day, the time remaining in your guarantee period and your guaranteed interest rate.

Upon surrender your market adjusted value may be greater than your contract's accumulation value, equal to it or less than it depending on how the guaranteed interest rate on your contract compares to the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract.

Before we look at the market adjusted value formula, it may help to look in a general way at how comparing your contract's guaranteed rate and the rate for a new contract affects your market adjusted value.

RELATIONSHIP BETWEEN YOUR CONTRACT'S GUARANTEED RATE AND NEW CONTRACT FOR THE SAME NUMBER OF YEARS AS THE GUARANTEED PERIOD REMAINING ON YOUR CONTRACT:


IF YOUR ANNUITY RATE IS:                                                       YOUR MARKET ADJUSTED VALUE WILL BE:
less than the new annuity rate +.25%                                              less than your accumulation value

equal to the new annuity rate +.25%                                               equal to your accumulation value

greater than the new annuity rate +.25%                                           greater than your accumulation value

GENERAL EXAMPLES:

ASSUME:

- You purchase a contract and choose a guarantee period of 10 years.
- We guarantee an interest rate of 4.5% annually for your 10-year guarantee period.
- After 3 years you decide to surrender your contract. In other words, you decide to surrender your contract when you have 7 years left in your guarantee period.

Remember that your market adjusted value depends partly on the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract. In this case, that is 7 years.

EXAMPLE 1: Remember that your contract is earning 4.5%. Assume that new contracts that we offer with a 7-year guarantee period are earning 5.0%. We add 0.25% to the 5.0% rate to get 5.25%. Your contract's 4.5% rate is less than the 5.25% rate and, as reflected in the table above, your market adjusted value will be less than your accumulation value.

EXAMPLE 2: Remember again that your contract is earning 4.5%, and assume that new contracts that we offer with a 7-year guarantee period are earning 4.0%. We add 0.25% to the 4.0% rate we are paying on new contracts, which equals 4.25%, and compare that number to the 4.5% you are earning on your contract. In this example, your contract's 4.5% rate is greater than the 4.25% rate, and, as reflected in the table above, your market adjusted value will be greater than your accumulation value. To determine that adjustment precisely, you will have to use the formula described below.

--------------------------------------------------------------------------------
                                                     PROSPECTUS - MAY 1, 2001  9

As shown in the table headed "Surrender charge percentage," when your guarantee period is 10 years and you have begun your fourth contract year from the beginning of the guarantee period, your surrender charge percentage is 5%. In either of our two examples, a 5% surrender charge would be deducted from the market adjusted value.

The precise market adjusted value formula is as follows:

                           (RENEWAL VALUE)
   MARKET ADJUSTED VALUE = -----------------
                           (l + i   )To The Power of (N + t)
                                 Mvi

Renewal value  =  The accumulation value at the end of the current guarantee period
i              =  The current interest rate offered for a new Guaranteed Term
 Mvi              Annuity +.0025
N              =  The number of complete contract years to the end of the current guarantee period
t              =  The fraction of the contract year remaining to the end of the contract year (for example, if 180 days remain in a 365 day contract year, it would be .493)

The current interest rate we offer on the Guaranteed Term Annuity will change periodically at our discretion. It is the rate we are then paying on purchase payments and renewals paid under this class of contracts for guarantee period durations equaling the remaining guarantee period of the contract to which the formula is being applied. If the remaining guarantee period is a number of complete years, we will use the specific complete year guarantee rate. If the remaining guarantee period is less than 1 year, we will use the one year guarantee rate. If the remaining guarantee period is a number of complete years plus fractional years, we will determine the rate by straight line interpolation between the two years' rates. For example, if the remaining guarantee period duration is 8.5 years, and the current guaranteed interest rate for 8 years is 4% and 9 years is 5%, IDS Life will use a guaranteed interest rate of 4.5%.

MARKET VALUE ADJUSTMENT FORMULA:

Market value adjustment = Market adjusted value less accumulation value

For an illustration showing an upward and downward adjustment, see Appendix B.

PREMIUM TAXES

We reserve the right to deduct an amount from the accumulation value of the contract at the time that any applicable premium taxes assessed against the Company or otherwise not previously deducted are payable. If a tax is payable at the time of the purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date. Current premium taxes range in an amount up to 3.5% depending on jurisdiction.

DEATH BENEFIT PRIOR TO SETTLEMENT

If the annuitant or owner dies before the settlement date, the death claim will be processed on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

NONQUALIFIED ANNUITIES: If your spouse is sole beneficiary or joint owner with a right of survivorship and you die before the settlement date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

If your beneficiary is not your spouse, we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payments under any annuity payment plan available under this contract if:

- the beneficiary asks us in writing within 60 days after we receive proof of death; and
- payments begin no later than one year after your death, or other date permitted by the Code; and
- the payment period does not extend beyond the beneficiary's life or life expectancy.

QUALIFIED ANNUITIES: The IRS has issued proposed regulations that will affect distributions from your qualified annuity. These are proposed regulations that may take effect Jan. 1, 2002. The information below is an explanation based on existing law. Contact your tax advisor if you have any questions as to the impact of the new proposed rules on your situation.

If your spouse is sole beneficiary and you die before the settlement date, your spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2, or any other date permitted by the Code. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.
--------------------------------------------------------------------------------
10  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

If your beneficiary is not your spouse, we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payments under any annuity payment plan available under this contract if:

- the beneficiary asks us in writing within 60 days after we receive proof of death; and
-  payments begin no later than one year after your death; and
- the payment period does not extend beyond the beneficiary's life or life expectancy.

THE ANNUITY PAYMENT PERIOD

ELECTING THE SETTLEMENT DATE AND FORM OF ANNUITY
When we process your application, we will establish the settlement date to the maximum age or date as specified below. You can also select a date within the maximum limits. This date can be aligned with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You can also change the date, provided you send us written instructions at least 30 days before annuity payouts begin.


For nonqualified annuities and Roth IRAs, the settlement date cannot be later than the latest of:


-  the contract anniversary nearest the annuitant's 85th birthday; or
-  the 10th contract anniversary.


For qualified annuities except Roth IRAs, to avoid IRS penalty taxes, the settlement date generally must be:


-  on or after the date the annuitant reaches age 59 1/2;
- for IRAs, SIMPLE IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or


- for all other qualified annuities, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2 or, if later, retires (except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).


If you are taking the minimum IRA or TSA distributions as required by the Code from another tax qualified investment, or in the form of partial surrenders from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the 10th contract anniversary.

ANNUITY PAYMENTS: The first payment will be made as of the settlement date. Once annuity payments have started for an annuitant, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum in lieu of payments.

DEATH AFTER SETTLEMENT DATE: If you or the annuitant dies after the settlement date, the amount payable to the beneficiary, if any, will continue as provided in the annuity payment plan then in effect.


ANNUITY PAYMENT PLANS


There are different ways to receive annuity payments. We call these plans. You may select one of these plans, or another payment arrangement to which we agree, by giving us written notice at least 30 days before the settlement date.

You may ask us to apply the market adjusted value (less applicable premium taxes, if any) on the settlement date under any of the annuity plans described below, but in the absence of an election, we will apply the market adjusted value on the settlement date under Plan B to provide a life annuity with 120 monthly payments certain.


If the amount to be applied to an annuity plan is not at least $2,000 or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value. If a lump sum payment is from a qualified annuity (except an IRA, Roth IRA, SIMPLE IRA or SEP), 20% income tax withholding may apply.


- PLAN A: This provides monthly annuity payments for the lifetime of the annuitant. We will not make payments after the annuitant dies.

- PLAN B: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least 5, 10 or 15 years. You must select the period.

- PLAN C: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

- PLAN D: We call this a joint and survivor life annuity. Monthly payments will be paid while both the annuitant and a joint annuitant are living. When either the annuitant or joint annuitant dies, we will continue to make monthly payments until the death of the surviving annuitant. We will not make payments after the death of the second annuitant.

- PLAN E: This provides monthly fixed dollar annuity payments for a period of years that you elect. The period of years may be no less than 10 nor more than 30.

Other income plan options may be available.

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  11

The contract provides for annuity payment plans on a fixed basis only. The amount of the annuity payment will depend on:

- the market adjusted value (less any applicable premium tax not previously deducted) on the date;
- the annuity table we are then using for annuity settlements (never less than the table guaranteed in the contract);
-  the annuitant's age; and
-  the annuity payment plan selected.

The tables for Plans A, B, C and D are based on the "1983 Individual Annuitant Mortality Table A" and an assumed rate of 4% per year. The table for Plan E is based on an interest rate of 4%. IDS Life may, at our discretion, if mortality appears more favorable and interest rates justify, apply other tables that will result in higher monthly payments.



ANNUITY PAYMENT PLAN REQUIREMENTS FOR QUALIFIED ANNUITIES: If you purchased a qualified annuity, you have the responsibility for electing a payment plan that complies with your contract and with applicable law. Payment plan options will meet certain IRS regulations governing required minimum distributions if the payment plan meets the incidental distribution benefit requirements, if any, and the payments are made:

- in equal or substantially equal payments over a period not longer than the life of the annuitant or over the life of the annuitant or designated beneficiary; or
- in equal or substantially equal payments over a period not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary; or
- over a period certain not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary.


AMENDMENT, DISTRIBUTION AND ASSIGNMENT OF CONTRACTS


AMENDMENT OF CONTRACTS
We reserve the right to amend the contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

DISTRIBUTION OF CONTRACTS
IDS Life is the principal underwriter for the contracts. IDS Life is registered with the SEC under the Securities Exchange Act of 1934 (1934 Act) as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. IDS Life may enter into selling agent agreements with certain broker-dealers registered under the 1934 Act. IDS Life will pay a maximum commission of 6% of the purchase payment for the sale of a contract. In the future, we may pay a commission on an election of a subsequent guarantee period by an owner.


ASSIGNMENT OF CONTRACTS
You may change ownership of your annuity at any time by filing a change of ownership form with us at our corporate office. No change of ownership will be binding upon us until we receive and record it. If you have a tax-deferred retirement plan, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than IDS Life; provided, however, that if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

The value of any part of a nonqualified annuity assigned or pledged is taxed like a cash withdrawal to the extent allocable to investment in annuity contracts after Aug. 13, 1982.

Transfer of a nonqualified annuity to another person without adequate consideration is considered a gift and the transfer will be considered a surrender of the contract for federal income tax purposes. The income in the contract will be taxed to the transferor who may be subject to the 10% IRS penalty tax for early withdrawal. The transferee's investment in the annuity will be the value of the annuity at the time of the transfer. Consult with your tax advisor before taking any action.

--------------------------------------------------------------------------------
12  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

FEDERAL TAX CONSIDERATIONS

Under current law, there is no liability for federal income tax on any increase in the annuity's value until payments are made (except for change of ownership discussed above in "Assignment of contracts"). However, since federal tax consequences cannot always be anticipated, you should consult a tax advisor if you have any questions about the taxation of your annuity contract.


You are not taxed on your purchase payment. Your purchase payment generally includes purchase payments made with after-tax dollars. If the purchase payment was made by you or on your behalf with pre-tax dollars as part of a tax-deferred retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you. When your contract is used to fund a retirement plan that is already tax deferred under the Code, the contract will not provide any necessary or additional tax deferral for that retirement plan. If your contract is used to fund a 401(k) plan, your rights to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.

For nonqualified annuities and qualified annuities other than those under 401(a) and 401(k) plans, if you surrender part or all of your contract before the date on which you have decided to begin to receive annuity payments, you will be taxed on the payments that you receive, to the extent that the value of your contract exceeds your investment in the contract. You also may have to pay an IRS penalty tax for early withdrawal. For qualified annuities under 401(a) and 401(k) plans, we will surrender your annuity to the plan's trustee for the benefit of your account.


If you begin receiving annuity payments under a nonqualified annuity, a portion of each payment will be subject to tax and a portion of each payment will be considered to be part of your investment in the contract and will not be taxed. All amounts received after your investment in the contract is recovered will be subject to tax. If you begin receiving payments from a qualified annuity, all of the payments generally will be subject to taxation except to the extent that the contributions were from after-tax dollars.

Unlike life insurance proceeds, the death benefit under an annuity contract (except Roth IRAs) is not tax exempt. The gain, if any, is taxable as ordinary income to the beneficiary in the year(s) he or she receives the payments. The gain is subject to income tax, not estate or inheritance tax. The tax benefit under a Roth IRA generally is not taxable as ordinary income to the beneficiary if certain distribution requirements are met.


Tax law requires that all nonqualified deferred annuity contracts issued by the same company to the same contract owner during a calendar year are to be treated as a single, unified contract. The amount of income included and taxed in a distribution (or a transaction deemed a distribution under tax law) taken from any one of these contracts is determined by summing all of the contracts.

The income earned on a nonqualified annuity held by such entities as corporations, partnerships or trusts generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person only, the income will remain tax deferred.

If you receive amounts from your contract (or, if applicable, from the plan) before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includible in your ordinary income. If you receive amounts from your SIMPLE IRA before reaching age 59 1/2, generally the IRS 10% penalty provisions apply. However, if you receive these amounts before age 59 1/2 and within the first two years of your participation in the SIMPLE IRA plan, the IRS penalty will be assessed at the rate of 25% instead of 10%. However, this penalty will not apply to any amount received by you:

-  because of your death;
-  because you become disabled (as defined in the Code);
- if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary); or
- if it is allocable to a purchase payment before Aug. 14, 1982 (except for contracts in tax-deferred retirement plans).

These are the major exceptions to the 10% IRS penalty tax. Additional exceptions may apply depending upon whether or not the annuity is tax qualified. For qualified annuities under 401(a) and 401(k) plans or TSAs, other penalties may apply if you surrender an annuity bought under your plan before your plan specifies that payments can be made.

In general, if you receive all or part of the contract value from an annuity, withholding may be imposed against the taxable income portion of the payment. Any withholding that is done represents a prepayment of your tax due for the year. You take credit for these amounts on the annual tax return that you file.

If the payment is part of an annuity payment plan, the amount of withholding generally is computed using payroll tables. You can provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender), withholding is computed using 10% of the taxable portion. Similar to above, as long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.


--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  13

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, any payment from which federal withholding is deducted may also have state withholding deducted.

The withholding requirements may differ if payment is being made to a non-U.S. citizen or if the payment is being delivered outside the United States.


If you receive directly all or part of the contract value from a qualified annuity (except an IRA, Roth IRA, SIMPLE IRA or SEP), a mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payment is made from the plan. In addition, federal income tax and the 10% IRS penalty tax for early withdrawals may apply to amounts properly includible in income. This mandatory 20% income tax withholding will not be imposed if:


- instead of receiving the payment, you elect to have the payment rolled over directly to an IRA or another eligible plan;
- the payment is one of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary) or made over a period of 10 years or more; or
-  the payment is a minimum distribution required under the Code.

These are the major exceptions to the mandatory 20% income tax withholding. Payments made to a surviving spouse instead of being directly rolled over to an IRA may be subject to 20% income tax withholding. For taxable distributions that are not subject to the mandatory 20% withholding, federal income tax will be withheld from the taxable part of your distribution unless you elect otherwise. State withholding also may be imposed on taxable distributions.

You will receive a tax statement for any year that you receive a taxable distribution from your annuity contract according to our records.


We intend the contract to qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.


Our discussion of federal tax laws is based upon our understanding of these laws as they are currently interpreted. Either federal tax laws or current interpretations of them may change. You are urged to consult your tax advisor concerning your specific circumstances.

THE COMPANY


BUSINESS
IDS Life is a stock insurance company organized in 1957 under the laws of the State of Minnesota. IDS Life is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. IDS Life acts as a direct writer of insurance policies and annuities and as the investment manager of various investment companies. IDS Life is licensed to write life insurance and annuity contracts in 49 states and the District of Columbia. The headquarters of IDS Life is 70100 AXP Financial Center, Minneapolis, MN 55474.

IDS Life files reports on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC). The public may read and copy materials we file with the SEC at the SEC's Public Reference Room (for information about the public reference room call (202) 942-8090). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


INVESTMENTS BY IDS LIFE
IDS Life must invest its assets in its general account in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, asset-backed securities, preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the contracts, and other general account products, will be funded by the general account.

We intend to construct and manage the investment portfolio relating to these market value annuity contracts using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. We achieve immunization by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides us with flexibility and efficiency in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

--------------------------------------------------------------------------------
14  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guaranteed interest periods. These instruments include, but are not necessarily limited to, the following:

- Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
- Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by the nationally recognized rating agencies or are rated in the two highest grades by the National Association of Insurance Commissioners;
- Debt instruments that are unrated, but which are deemed by IDS Life to have an investment quality within the four highest grades;
- Other debt instruments, which are rated below investment grade, limited to 15% of assets at the time of purchase; and
- Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.

SELECTED FINANCIAL DATA

You should read the following selected financial data for IDS Life and its subsidiaries in conjunction with the consolidated financial statements and notes included in the prospectus beginning on page 26.

YEARS ENDED DEC. 31, (THOUSANDS)                         2000           1999          1998           1997           1996

Premiums                                          $     287,498   $    255,427   $   229,430   $    206,494   $    182,921

Net investment income                                 1,730,605      1,919,573     1,986,485      1,988,389      1,965,362

Net realized gain (loss) on investments                 (16,975)        26,608         6,902            860           (159)

Other                                                 1,036,295      1,140,529       785,022        682,618        574,341

TOTAL REVENUES                                    $   3,037,423   $  3,086,710   $ 3,007,839   $  2,878,361   $  2,722,465

INCOME BEFORE INCOME TAXES                        $     807,264   $    904,317   $   775,792   $    680,911   $    621,714

NET INCOME                                        $     585,637   $    636,453   $   540,111   $    474,247   $    414,576

TOTAL ASSETS                                      $  60,446,064   $ 64,441,538   $56,550,563   $ 52,974,124   $ 47,305,981

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2000 COMPARED TO 1999:
Consolidated net income decreased 8% to $586 million in 2000, compared to $636 million in 1999. The decrease resulted primarily from a decrease in net investment income. This reflects decreases in investments owned and decreased investment yields during 2000.

Consolidated income before income taxes totaled $807 million in 2000, compared with $904 million in 1999.

Total premiums and investment contract deposits received increased to $6.9 billion in 2000, compared with $5.0 billion in 1999. This increase is primarily due to an increase in variable annuity deposits in 2000.

Total revenues decreased to $3.0 billion in 2000, compared with $3.1 billion in 1999. Decreases in net investment income and net realized gains (losses) on investments were partially offset by increases in insurance premiums, policy and contractholder charges and management and other fees. Net investment income, the largest component of revenues, decreased by $189 million from the prior year, reflecting decreases in investments owned and investment yields.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 6% to $438 million in 2000, compared with $412 million in 1999. This increase reflects increased total life insurance in force, which grew 10% to $98 billion at Dec. 31, 2000.

Net realized loss on investments was $17 million in 2000, compared to a net realized gain of $27 million in 1999. The loss was primarily due to the loss on sales and writedowns of fixed maturity investments.

Management and other fees increased 26% to $598 million in 2000, compared with $473 million in 1999. This is primarily due to an increase in separate account fees, which grew 25% to $543 million at Dec. 31, 2000, due to market appreciation and sales. IDS Life provides investment management services for mutual funds used as investment options for variable annuities and variable life insurance. IDS Life also receives a mortality and expense risk fee from the separate accounts.

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  15

Total benefits and expenses increased slightly to $2.2 billion in 2000. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, decreased slightly to $1.2 billion, reflecting a decrease in fixed annuities in force. Amortization of deferred policy acquisition costs increased to $404 million, compared to $333 million in 1999. This increase was due primarily to the impact of changing prospective separate account investment performance assumptions.

Other insurance and operating expenses increased slightly to $337 million in 2000, compared to $335 million in 1999.

1999 COMPARED TO 1998:
Consolidated net income increased 18% to $636 million in 1999, compared to $540 million in 1998. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges. These increases reflect higher average insurance and annuities in force during 1999.

Consolidated income before income taxes totaled $904 million in 1999, compared with $776 million in 1998.

Total premiums and investment contract deposits received increased to $5.0 billion in 1999, compared with $4.4 billion in 1998. This increase is primarily due to an increase in variable annuity deposits in 1999.

Total revenues increased to $3.1 billion in 1999, compared with $3.0 billion in 1998. The increase is primarily due to increased policyholder and contractholder charges and management fees. Net investment income, the largest component of revenues, decreased slightly from the prior year, reflecting decreases in investments owned and investment yields.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 7% to $412 million in 1999, compared with $384 million in 1998. This increase reflects increased total life insurance in force, which grew 10% to $89 billion at Dec. 31, 1999.

Net realized gain on investments increased to $27 million in 1999, compared to $7 million in 1998. The increase was primarily due to the sale of available for sale fixed maturity investments at a gain as well as a decrease in the allowance for mortgage loan losses based on management's regular evaluation of allowance adequacy.

Management and other fees increased 18% to $473 million in 1999, compared with $401 million in 1998. This is primarily due to an increase in separate account assets, which grew 31% to $35.9 billion at Dec. 31, 1999, due to market appreciation and sales. IDS Life provides investment management services for mutual funds used as investment options for variable annuities and variable life insurance. IDS Life also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses decreased slightly to $2.2 billion in 1999. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, decreased to $1.2 billion, reflecting a decrease in fixed annuities in force. Amortization of deferred policy acquisition costs decreased to $333 million, compared to $383 million in 1998. This decrease was due primarily to the impact of changing prospective separate account investment performance assumptions.

Other insurance and operating expenses increased 17% to $335 million in 1999, compared to $287 million in 1998. This increase is primarily a result of business growth and technology costs related to growth initiatives.

RISK MANAGEMENT
The sensitivity analysis of two different tests of market risk discussed below estimates the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10% decline in equity prices. Computations of the prospective effects of hypothetical interest rate and equity price changes are based on numerous assumptions, including relative levels of market interest rates and equity prices, as well as the levels of assets and liabilities. The hypothetical changes and assumptions will be different from what actually occurs in the future. Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes actually occurred over time. As a result, actual earnings effects in the future will differ from those quantified below.

IDS Life primarily invests in fixed income securities over a broad range of maturities for the purpose of providing fixed annuity clients with a competitive rate of return on their investments while minimizing risk, and to provide a dependable and targeted spread between the interest rate earned on investments and the interest rate credited to contractholders' accounts. IDS Life does not invest in securities to generate trading profits.

IDS Life has an investment committee that holds regularly scheduled meetings and, when necessary, special meetings. At these meetings, the committee reviews models projecting different interest rate scenarios and their impact on profitability. The objective of the committee is to structure the investment security portfolio based upon the type and behavior of products in the liability portfolio so as to achieve targeted levels of profitability.

--------------------------------------------------------------------------------
16  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

Rates credited to contractholders' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategy includes the purchase of some types of derivatives, such as interest rate caps, swaps and floors, for hedging purposes. These derivatives protect margins by increasing investment returns if there is a sudden and severe rise in interest rates, thereby mitigating the impact of an increase in rates credited to contractholders' accounts.

The negative effect on IDS Life's pretax earnings of a 100 basis point increase in interest rates, which assumes repricings and customer behavior based on the application of proprietary models to the book of business at Dec. 31, 2000, would be approximately $17 million.

On a certain annuity product, the interest is credited to contractholders' accounts based upon the relative change in a major stock market index between the beginning and end of the product's term. As a means of hedging IDS Life's obligation under the provisions of this product, the committee's strategy is to purchase and write options on the major stock market index.

The amount of the fee income IDS Life receives is based upon the daily market value of the separate account assets. As a result, IDS Life's fee income would be negatively impacted by a decline in the equity markets. Another part of the committee's strategy is to enter into index option collars (combination of puts and calls) for hedging purposes. These derivatives protect fee income by providing option income when there is a significant decline in the equity markets. IDS Life finances the cost of this protection through selling a portion of the upside potential from an increasing market through written options.

The negative effect on IDS Life's pretax earnings of the 10% decline in equity prices would be approximately $45 million based on assets under management as of Dec. 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES
The liquidity requirements of IDS Life are met by funds provided by premiums, investment income, proceeds from sales of investments as well as maturities and periodic repayments of investment principal.

The primary uses of funds are policy benefits, commissions and operating expenses, policy loans, dividends and investment purchases.

IDS Life has available lines of credit with its parent aggregating $200 million ($100 million committed and $100 million uncommitted). The line of credit is used strictly as a short-term source of funds. Borrowings outstanding were $50,000 uncommitted at Dec. 31, 2000. At Dec. 31, 2000, outstanding reverse repurchase agreements totaled $30 million.

At Dec. 31, 2000, investments in fixed maturities comprised 79% of IDS Life's total invested assets. Of the fixed maturity portfolio, approximately 30% is invested in GNMA, FNMA and FHLMC mortgage-backed securities which are considered AAA/Aaa quality.

At Dec. 31, 2000, approximately 15% of IDS Life's investments in fixed maturities were below investment grade bonds. These investments may be subject to a higher degree of risk than the investment grade issues because of the borrower's generally greater sensitivity to adverse economic conditions, such as recession or increasing interest rates, and in certain instances, the lack of an active secondary market. Expected returns on below investment grade bonds reflect consideration of such factors. IDS Life has identified those fixed maturities for which a decline in fair value is determined to be other than temporary, and has written them down to fair value with a charge to earnings. In recent months, the industry-wide default rate on below-investment-grade bonds has increased significantly and this trend is expected to continue over the next several months and possibly beyond.* Additional investment security losses throughout the remainder of 2000 are likely but the amount of these losses is dependent on a number of factors and cannot be estimated at this time.* Management believes that there will not be a significant adverse impact on IDS Life's consolidated financial position.*

* Statements in this discussion of IDS Life's liquidity and capital resources marked with an asterisk are forward-looking statements which are subject to risks and uncertainties. Important factors that could cause results to differ materially from these forward-looking statements include, among other things, changes in the ability of issuers of investment securities held by IDS Life to meet their debt obligations.

At Dec. 31, 2000, net unrealized depreciation on fixed maturities held to maturity included $124 million of gross unrealized appreciation and $116 million of gross unrealized depreciation. Net unrealized depreciation on fixed maturities available for sale included $188 million of gross unrealized appreciation and $719 million of gross unrealized depreciation.

At Dec. 31, 2000, IDS Life had an allowance for losses for mortgage loans totaling $11 million and for real estate investments totaling $nil.

The economy and other factors have caused a number of insurance companies to go under regulatory supervision. This circumstance has resulted in assessments by state guaranty associations to cover losses to policyholders of insolvent or rehabilitated companies. Some assessments can be partially recovered through a reduction in future premium taxes in certain states. IDS Life established an asset for guaranty association assessments paid to those states allowing a reduction in future premium taxes over a reasonable period of time. The asset is being amortized as premium taxes are reduced. IDS Life has also estimated the potential effect of future assessments on IDS Life's financial position and results of operations and has established a reserve for such potential assessments. IDS Life has adopted Statement of Position 97-3 providing guidance when an insurer should recognize a liability for guaranty fund assessments. The SOP is effective for fiscal years beginning after Dec. 15, 1998. Adoption did not have a material impact on IDS Life's results of operations or financial condition.

In 2000, dividends paid to its parent were $410 million.

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  17

The National Association of Insurance Commissioners has established risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. The computation involves applying factors to various statutory financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory attention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. As of Dec. 31, 2000, IDS Life's total adjusted capital was well in excess of the levels requiring regulatory attention.

REINSURANCE
Reinsurance arrangements are used to reduce exposure to large losses. The maximum amount of risk retained by IDS Life on any one life is $750,000 of life and waiver of premium benefits plus $50,000 of accidental death benefits. The excesses are reinsured with other life insurance companies. At Dec. 31, 2000, traditional life and universal life-type insurance in force aggregated $5,974,025, of which $332,556 was reinsured.

RESERVES
In accordance with the insurance laws and regulations under which IDS Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life and health insurance policies and annuity contracts. Reserves for policies and contracts are based on mortality and morbidity tables in general use in the United States. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, will be sufficient to meet IDS Life's policy obligations at their maturities or in the event of an insured's death. In the accompanying financial statements, these reserves are determined in accordance with generally accepted accounting principles. (See Note 1, "Liabilities for future policy benefits," in the "Notes to Consolidated Financial Statements.")

INVESTMENTS
Of IDS Life's total investments of $23,856,547 at Dec. 31, 2000, 27% was invested in mortgage-backed securities, 54% in corporate and other bonds, 16% in primary mortgage loans on real estate and the remaining 3% in other investments.

COMPETITION
IDS Life is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,600 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life-Health edition, 2000, assigned IDS Life one of its highest classifications, A+ (Superior).

EMPLOYEES
As of Dec. 31, 2000, IDS Life and its subsidiaries had 341 employees; including 290 employed at the corporate office in Minneapolis, MN, 7 employed at the American Centurion Life Assurance Company, located in Albany, NY and 44 employed at IDS Life Insurance Company of New York, located in Albany, NY.

PROPERTIES
IDS Life occupies office space in Minneapolis, MN, which is leased by its parent, AEFC. IDS Life reimburses AEFC for rent based on direct and indirect allocation methods. Facilities occupied by IDS Life and our subsidiaries are believed to be adequate for the purposes for which they are used and are well maintained.

STATE REGULATION
IDS Life is subject to the laws of the State of Minnesota governing insurance companies and to the regulations of the Minnesota Department of Commerce. An annual statement in the prescribed form is filed with the Minnesota Department of Commerce each year covering our operation for the preceding year and its financial condition at the end of such year. Regulation by the Minnesota Department of Commerce includes periodic examination to determine IDS Life's contract liabilities and reserves so that the Minnesota Department of Commerce may certify that these items are correct. IDS Life's books and accounts are subject to review by the Minnesota Department of Commerce at all times. Such regulation does not, however, involve any supervision of the account's management or the company's investment practices or policies. In addition, IDS Life is subject to regulation under the insurance laws of other jurisdictions in which it operates. A full examination of IDS Life's operations is conducted periodically by the National Association of Insurance Commissioners.

Under insurance guaranty fund laws, in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

--------------------------------------------------------------------------------
18  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

DIRECTORS AND EXECUTIVE OFFICERS
The members of the Board of Directors and the principal executive officers of IDS Life, together with the principal occupation of each during the last five years, are as follows:

DIRECTORS*
GUMER C. ALVERO
Born in 1967
Director and Executive Vice President - Annuities since March 2001. Vice President - Variable Annuities, AEFC, since April 1998; Executive Assistant to President/CEO, AEFC, from April 1996 to April 1998.

TIMOTHY V. BECHTOLD
Born in 1953
Director and President since March 2001; Executive Vice President - Risk Management Products from 1995 to 2001. Vice President - Risk Management Products, AEFC, since 1995.

PAMELA J. MORET
Born in 1956
Chairman of the Board since August 2000; Director since February 2000; and Chief Executive Officer since March 2001. Director and Senior Vice President - Products Group, AEFC, since October 1999; Vice President - Variable Assets, AEFC, from 1997 to 1999; Vice President - Retail Service Group, AEFC, from 1996 to 1997.

BARRY J. MURPHY
Born in 1951
Director since 1994. Director, AEFC, since 1994; Executive Vice President - U.S. Retail Group, AEFC, since January 2001; Senior Vice President, AEFC, from 1994 to 2001.

STUART A. SEDLACEK
Born in 1957
Director since 1994; and Executive Vice President since 1998. Director, Senior Vice President and Chief Financial Officer, AEFC, since 1998; Vice President, AEFC, from 1988 to 1998.

OFFICERS OTHER THAN DIRECTORS*
LORRAINE R. HART
Born in 1951
Vice President - Investments since 1992. Vice President - Insurance Investments, AEFC, since 1989.

TIMOTHY S. MEEHAN
Born in 1957
Secretary since December 2000. Secretary of AEFC since 1995. Senior Counsel, AEFC, since 1995.

TERESA J. RASMUSSEN
Born in 1956
Vice President and General Counsel since August 2000. Vice President and Assistant General Counsel, AEFC, since August 2000; Assistant Vice President, AEFC, from October 1995 to August 2000.

BRIDGET SPERL
Born in 1954
Executive Vice President - Client Service since March 2001. Senior Vice President - Client Service, AEFC, since October 2000; Vice President - Service Teams, AEFC, from January 1997 to October 2000; Vice President - Advisor Staffing, Training and Support, AEFC, from January 1995 to January 1997.

PHILIP C. WENTZEL
Born in 1961
Vice President and Controller since 1998. Director of Financial Reporting and Analysis, AEFC, from 1992 to 1997.

DAVID L. YOWAN
Born in 1957
Vice President, Treasurer and Assistant Secretary since March 2001. Senior Vice President and Assistant Treasurer of American Express Company since January 1999. Vice President and Corporate Treasurer, AEFC, since March 2001. Senior Portfolio and Risk Management Officer for the North American Consumer Bank of Citigroup from August 1987 to January 1999.

* The address for all of the directors and principal officers is: 70100 AXP Financial Center, Minneapolis, MN 55474.

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  19

EXECUTIVE COMPENSATION
Executive officers of IDS Life also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent calendar year to IDS Life and its affiliates. The table also shows the total cash compensation paid to all executive officers of IDS Life, as a group, who were executive officers at any time during the most recent calendar year.


NAME OF INDIVIDUAL OR NUMBER IN GROUP                         POSITION HELD                                      CASH COMPENSATION

Five most highly compensated executive officers as a group:                                                            $12,840,025

      Lorraine R. Hart                                        Vice President - Investments

      James A. Mitchell                                       Chairman of the Board

      Barry J. Murphy                                         Executive Vice President - Client Service

      Stuart A. Sedlacek                                      Executive Vice President

      Deborah L. Pederson                                     Assistant Vice President - Investments

All executive officers as a group (10)                                                                                 $16,860,190

SECURITY OWNERSHIP OF MANAGEMENT
IDS Life's directors and officers do not beneficially own any outstanding shares of stock of IDS Life. All of the outstanding shares of stock of IDS Life are beneficially owned by its parent, AEFC. The percentage of shares of AEFC owned by any director, and by all directors and officers of IDS Life as a group, does not exceed 1% of the class outstanding.

LEGAL PROCEEDINGS
A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. IDS Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On December 13, 1996, an action entitled LESA BENACQUISTO AND DANIEL BENACQUISTO V. IDS LIFE INSURANCE COMPANY AND AMERICAN EXPRESS FINANCIAL CORPORATION was commenced in Minnesota state court. The action is brought by individuals who replaced an existing IDS Life insurance policy with a new IDS Life policy. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new IDS Life policies from and after January 1, 1985.

The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. Plaintiffs seek damages in an unspecified amount and also seek to establish a claims resolution facility for the determination of individual issues. IDS Life and AEFC filed an answer to the complaint on February 18, 1997, denying the allegations. A second action, entitled ARNOLD MORK, ISABELLA MORK, RONALD MELCHERT AND SUSAN MELCHERT V. IDS LIFE INSURANCE COMPANY AND AMERICAN EXPRESS FINANCIAL CORPORATION was commenced in the same court on March 21, 1997. In addition to claims that are included in the BENACQUISTO lawsuit, the second action includes an allegation of improper replacement of an existing IDS Life annuity contract. It seeks similar relief to the initial lawsuit.

On October 13, 1998, an action entitled RICHARD W. AND ELIZABETH J. THORESEN V. AMERICAN EXPRESS FINANCIAL CORPORATION, AMERICAN CENTURION LIFE ASSURANCE COMPANY, AMERICAN ENTERPRISE LIFE INSURANCE COMPANY, AMERICAN PARTNERS LIFE INSURANCE COMPANY, IDS LIFE INSURANCE COMPANY AND IDS LIFE INSURANCE COMPANY OF NEW YORK was also commenced in Minnesota state court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount, including restitution of allegedly lost investment earnings and restoration of contract values.

In January 2000, AEFC reached an agreement in principle to settle the three class-action lawsuits described above. It is expected the settlement will provide $215 million of benefits to more than two million participants and for release by class members of all insurance and annuity market conduct claims dating back to 1985.

In August, 2000 an action entitled LESA BENACQUISTO, DANIEL BENACQUISTO, RICHARD THORESEN, ELIZABETH THORESEN, ARNOLD MORK, ISABELLA MORK, RONALD MELCHERT AND SUSAN MELCHERT V. AMERICAN EXPRESS FINANCIAL CORPORATION, AMERICAN EXPRESS FINANCIAL ADVISORS, AMERICAN CENTURION LIFE ASSURANCE COMPANY, AMERICAN ENTERPRISE LIFE INSURANCE COMPANY, AMERICAN PARTNERS LIFE INSURANCE COMPANY, IDS LIFE INSURANCE COMPANY AND IDS LIFE INSURANCE COMPANY OF NEW YORK was commenced in the United States District Court for the District of Minnesota. The complaint put at issue various alleged sales practices and misrepresentations and allegations of violations of federal laws.

In September, 2000 the plaintiffs filed a consolidated complaint in State Court alleging the same claims as the previous actions.

--------------------------------------------------------------------------------
20  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

On October 2, 2000 the District Court, Fourth Judicial District for the State of Minnesota, County of Hennepin and the United States District Court for the District of Minnesota entered an order conditionally certifying a class for settlement purposes, preliminarily approving the class settlement, directing the issuance of a class notice to the class and scheduling a hearing to determine the fairness of settlement for March, 2001.

On March 6, 2001 the District Court, Fourth Judicial District for the State of Minnesota, County of Hennepin and the United States District Court for the District of Minnesota heard oral arguments on plaintiffs' motions for final approval of the class action settlement. Six motions to intervene were filed together with objections to the proposed settlement. We are awaiting a final order from the court.

EXPERTS
Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of IDS Life Insurance Company at Dec. 31, 2000 and 1999, and for each of the three years in the period ended Dec. 31, 2000, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  21

APPENDIX A

PARTIAL SURRENDER ILLUSTRATION
Involving a surrender charge and a market value adjustment

ANNUITY ASSUMPTIONS:

Single payment             $10,000

Guarantee period           10 years

Guarantee rate (i )        6% effective annual yield
                 g

                                                                                                            END OF CONTRACT YEAR
                                                                                                             ACCUMULATION VALUES
CONTRACT YEAR                                                                       SURRENDER CHARGE %        IF NO SURRENDERS

  1                                                                                        8%                      $10,600.00

  2                                                                                        7                        11,236.00

  3                                                                                        6                        11,910.16

  4                                                                                        5                        12,624.77

  5                                                                                        4                        13,382.26

  6                                                                                        3                        14,185.19

  7                                                                                        2                        15,036.30

  8                                                                                        1                        15,938.48

  9                                                                                        0                        16,894.79

 10                                                                                        0                        17,908.48

PARTIAL SURRENDER ASSUMPTIONS:

On the first day of your 4th contract year you request a partial surrender of:

Example I-- $2,000 of your accumulation value

Example II-- A $2,000 net surrender check

You may surrender 10% of $11,910.16 (end of 3rd contract year accumulation value) without surrender charge but subject to a market value adjustment -- this is $1,191.02

The excess market adjusted value surrendered is subject to both a 5% (4th contract year) surrender charge and a market value adjustment.


The current rate applicable for new sales and renewals = 5.5%

The current rate applicable for new sales and renewals +.0025(i   ) = 5.75%
                                                               Mvi


The number of full years left in your guarantee period (N) = 7

The number of fractional years left in your guarantee period (t) = 0

EXAMPLE I-- $2,000 of accumulation value surrendered

WHAT WILL BE YOUR MARKET VALUE ADJUSTMENT AMOUNT?

The market adjusted value of your $2,000 partial surrender will be:




                           RENEWAL VALUE OF ACCUMULATION VALUE SURRENDERED /
                           -------------------------------------------------
                                           (1 + i   )To The Power of (N + t)
                                                 Mvi


                           =               $2,000 (1 + i )To The Power of 7
                                                        g
                                           -----------------
                                             (1 + i   )To The Power of 7
                                                   Mvi



                           -                 $2,000 (1.06)To The Power of 7
                                             ---------------
                                                (1.0575)To The Power of 7


                           =                    $2,033.33



The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

      $2,033.33 - $2,000 = $33.33

(NOTE: THIS MARKET VALUE ADJUSTMENT IS POSITIVE. IN OTHER CASES THE MARKET VALUE ADJUSTMENT MAY BE NEGATIVE.)

--------------------------------------------------------------------------------
22  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

WHAT WILL BE YOUR SURRENDER CHARGE AMOUNT?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:
      ($2,033.33 - $1,191.02) x .05 = $42.12

WHAT NET AMOUNT WILL YOU RECEIVE?

Your contract's accumulation value will decrease by $2,000 and we will send you a check for:
      Accumulation value surrendered                       $2,000.00
      Market value adjustment                                  33.33
      Less surrender charge                                   (42.12)
                                                              ------
      Net surrender amount                                 $1,991.21

EXAMPLE II-- $2,000 net surrender check requested

WHAT WILL BE THE ACCUMULATION VALUE SURRENDERED?

Tell us if you want a specific net surrender check amount. We will work backwards using an involved formula to determine how much accumulation value must be surrendered to result in a net check to you for a specific amount. For a $2,000 net check to you, the formula results in $2,009.09 of accumulation value to be surrendered.

WHAT WILL BE YOUR MARKET VALUE ADJUSTMENT AMOUNT?

The market adjusted value is:




                           RENEWAL VALUE OF ACCUMULATION VALUE SURRENDERED
                           -----------------------------------------------
                                         (1 + i   )To The Power of (N + t)
                                               Mvi


                           =           $2,009.09 (1 + i )To The Power of 7
                                                       g
                                       --------------------
                                           (1 + i   )To The Power of 7
                                                 Mvi



                           =             $2,009.09 (1.06) To The Power of 7
                                         ------------------
                                            (1.0575)To The Power of 7


                           =                $2,042.58



The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered
      $2,042.58 - $2,009.09 = $33.49

(NOTE: THIS MARKET VALUE ADJUSTMENT IS POSITIVE. IN OTHER CASES THE MARKET VALUE ADJUSTMENT MAY BE NEGATIVE.)

WHAT WILL BE YOUR SURRENDER CHARGE AMOUNT?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:
      ($2,042.58 - $1,191.02) x .05 = $42.58

WHAT NET AMOUNT WILL YOU RECEIVE?
Your contract's accumulation value will decrease by $2,009.09 and we will send you a check for:
      Accumulation value surrendered                       $2,009.09
      Market value adjustment                                  33.49
      Less surrender charge                                   (42.58)
                                                              ------
      Net surrender amount                                 $2,000.00

--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  23

APPENDIX B

MARKET VALUE ADJUSTMENT ILLUSTRATION
ANNUITY ASSUMPTIONS:
Single payment             $50,000
Guarantee period           10 years
Guarantee rate             6% effective annual yield

MARKET ADJUSTMENT ASSUMPTIONS: These examples show how the market value adjustment may affect your contract values. The surrenders in these examples occur one year after the contract date. There are no previous surrenders.

The accumulation value at the end of one year is $53,000. If there aren't any surrenders, the renewal value at the end of the 10 year guarantee period will be $89,542.38.

We base the market value adjustment on the rate we are crediting (at the time of your surrender) on new contracts with the same length guarantee period as the time remaining in your guarantee period. After one year, you have 9 years left of your 10 year guarantee period.


Example I shows a downward market value adjustment. Example II shows an upward market value adjustment. These examples do not show the surrender charge (if any) that would be calculated separately after the market value adjustment. Surrender charge calculations are shown in Appendix A.


MARKET ADJUSTED VALUE FORMULA:


                          (RENEWAL VALUE)
MARKET ADJUSTED VALUE =   ---------------
                         (1 + i   )To The Power of (N + t)
                               Mvi

Renewal value    =  The accumulation value at the end of the current guarantee period
i                =  The current interest rate offered for new contract sales and
 Mvi                renewals for the number of years remaining in the guarantee period +.0025
N                =  The number of complete contract years to the end of the current guarantee period
t                =  The fraction of the contract year remaining to the end of the contract year


EXAMPLE I-- Downward market value adjustment

A surrender results in a downward market value adjustment when interest rates have increased. Assume after 1 year, we are now crediting 6.5% for a new contract with a 9 year guarantee period. If you fully surrender, the market adjusted value would be:




                                         RENEWAL VALUE
                                       ------------------
                                       (1 + i   ) To The Power of (N + t)
                                             Mvi

                           =               $89,542.38
                                          -------------
                                          (1 + .0675) To The Power of 9



                           =               $49,741.36


The market value adjustment is a $3,258.64 reduction of the accumulation value:
      ($3,258.64) = $49,741.36 - $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:


                       $44,771.19
      $24,870.68 =   --------------
                      (1 + .0675) To The Power of 9


--------------------------------------------------------------------------------
24  AMERICAN EXPRESS GUARANTEED TERM ANNUITY

EXAMPLE II-- Upward market value adjustment

A surrender results in an upward market value adjustment when interest rates have decreased more than .25%. Assume after 1 year, we are now crediting 5.5% for a new contract with a 9 year guarantee period. If you fully surrender, the market adjusted value would be:




                                            RENEWAL VALUE
                                          ------------------
                                          (1 + i   )To The Power of(N + t)
                                                Mvi


                           =                 $89,542.38
                                           ----------------
                                            (1 + .0575) To the Power of 9



                           =                 $54,138.38


The market value adjustment is a $1,138.38 increase of the accumulation value:
      $1,138.38 = $54,138.38 - $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:


                      $44,771.19
      $27,069.19 =  --------------
                     (1 + .0575) To The Power of 9


--------------------------------------------------------------------------------
                                                    PROSPECTUS - MAY 1, 2001  25

IDS Life Insurance Company
-------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS
IDS LIFE INSURANCE COMPANY

We have  audited  the  accompanying  consolidated  balance  sheets  of IDS  Life
Insurance Company (a wholly-owned subsidiary of American Express Financial Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDS Life Insurance Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.










/s/ Ernst & Young LLP
    Ernst & Young LLP
February 8, 2001
Minneapolis, Minnesota

IDS Life Insurance Company
-------------------------------------------------------------------------------


IDS Life Insurance Company

Consolidated balance sheets

December 31, ($ thousands)                                                          2000                  1999

Assets
Investments:
     Fixed maturities:
         Held to maturity, at amortized cost
            (fair value: 2000, $6,471,798; 1999, $7,105,743)                      $ 6,463,613           $ 7,156,292
         Available for sale, at fair value
            (amortized cost: 2000, $12,929,870; 1999, $13,703,137)                 12,399,990            13,049,549
                                                                                   ----------            ----------
                                                                                   18,863,603            20,205,841
     Mortgage loans on real estate                                                  3,738,091             3,606,377
     Policy loans                                                                     618,973               561,834
     Other investments                                                                635,880               506,797
                                                                                      -------               -------
            Total investments                                                      23,856,547            24,880,849
Cash and cash equivalents                                                             316,974                32,333
Amounts recoverable from reinsurers                                                   416,480               327,168
Amounts due from brokers                                                               15,302                   145
Other accounts receivable                                                              42,324                48,578
Accrued investment income                                                             334,928               343,449
Deferred policy acquisition costs                                                   2,951,655             2,665,175
Deferred income taxes, net                                                            136,588               216,020
Other assets                                                                           25,919                33,089
Separate account assets                                                            32,349,347            35,894,732
                                                                                   ----------            ----------
            Total assets                                                          $60,446,064           $64,441,538
                                                                                  ===========           ===========

Liabilities and stockholder's equity Liabilities:
     Future policy benefits:
         Fixed annuities                                                          $19,417,446           $20,552,159
         Universal life-type insurance                                              3,410,871             3,391,203
         Traditional life insurance                                                   232,913               226,842
         Disability income and long-term care insurance                             1,012,247               811,941
     Policy claims and other policyholders' funds                                      52,067                24,600
     Amounts due to brokers                                                           446,347               148,112
     Other liabilities                                                                459,422               579,678
Separate account liabilities                                                       32,349,347            35,894,732
                                                                                   ----------            ----------
            Total liabilities                                                      57,380,660            61,629,267
                                                                                   ----------            ----------
Commitments and contingencies
Stockholder's equity:
     Capital stock, $30 par value per share;
         100,000 shares authorized,
         issued and outstanding                                                         3,000                 3,000
     Additional paid-in capital                                                       288,327               288,327
     Accumulated other comprehensive loss, net of tax:
         Net unrealized securities losses                                            (333,734)             (411,230)
     Retained earnings                                                              3,107,811             2,932,174
                                                                                    ---------             ---------
         Total stockholder's equity                                                 3,065,404             2,812,271
                                                                                    ---------             ---------
            Total liabilities and stockholder's equity                            $60,446,064           $64,441,538
                                                                                  ===========           ===========

See accompanying notes.


IDS Life Insurance Company
-------------------------------------------------------------------------------


IDS Life Insurance Company

Consolidated statements of income

Three years ended December 31, ($ thousands)                          2000                1999                1998

Revenues
Premiums:
     Traditional life insurance                                   $   56,187          $   53,790          $   53,132
     Disability income and long-term care insurance                  231,311             201,637             176,298
                                                                     -------             -------             -------
            Total premiums                                           287,498             255,427             229,430
     Policyholder and contractholder charges                         438,127             411,994             383,965
     Management and other fees                                       598,168             473,108             401,057
     Net investment income                                         1,730,605           1,919,573           1,986,485
     Net realized (loss) gain on investments                         (16,975)             26,608               6,902
                                                                     -------              ------               -----
            Total revenues                                         3,037,423           3,086,710           3,007,839
                                                                   ---------           ---------           ---------
Benefits and expenses
Death and other benefits:
     Traditional life insurance                                       29,042              29,819              29,835
     Universal life-type insurance and investment contracts          131,467             118,561             108,349
     Disability income and long-term care insurance                   40,246              30,622              27,414
Increase in liabilities for future policy benefits:
     Traditional life insurance                                        5,765               7,311               6,052
     Disability income and long-term care insurance                  113,239              87,620              73,305
Interest credited on universal life-type insurance
     and investment contracts                                      1,169,641           1,240,575           1,317,124
         Amortization of deferred policy acquisition costs           403,968             332,705             382,642
         Other insurance and operating expenses                      336,791             335,180             287,326
                                                                     -------             -------             -------
            Total benefits and expenses                            2,230,159           2,182,393           2,232,047
                                                                   ---------           ---------           ---------
Income before income taxes                                           807,264             904,317             775,792
Income taxes                                                         221,627             267,864             235,681
                                                                     -------             -------             -------
Net income                                                        $  585,637          $  636,453          $  540,111
                                                                  ==========          ==========          ==========
See accompanying notes.


IDS Life Insurance Company
-------------------------------------------------------------------------------


IDS Life Insurance Company

Consolidated statements of stockholder's equity

                                                                                               Accumulated
                                                                                                  other
                                                    Total                      Additional      comprehensive
                                                stockholder's     Capital        paid-In      (loss) income,    Retained
Three years ended December 31, ($ thousands)       equity          stock         capital        net of tax      earnings

Balance, January 1, 1998                         $2,865,816       $3,000         $290,847      $ 226,359      $2,345,610
Comprehensive income:
     Net income                                     540,111           --               --             --         540,111
     Unrealized holding losses arising
         during the year, net of
         deferred policy acquisition costs
         of $6,333 and taxes of $32,826             (60,964)          --               --        (60,964)             --
     Reclassification adjustment
         for losses included in net income,
         net of tax of ($2,254)                       4,189           --               --          4,189              --
                                                      -----        -----            -----          -----           -----
     Other comprehensive loss                       (56,775)          --               --        (56,775)             --
                                                    -------        -----            -----        -------           -----
Comprehensive income                                483,336           --               --             --              --
Other changes                                        (2,520)          --           (2,520)            --              --
Cash dividends to parent                           (240,000)          --               --             --        (240,000)
                                                   --------        -----            -----          -----        --------

Balance, December 31, 1998                        3,106,632        3,000          288,327        169,584       2,645,721
Comprehensive income:
     Net income                                     636,453           --               --             --         636,453
     Unrealized holding losses arising
         during the year, net of
         deferred policy acquisition costs
         of $28,444 and taxes of $304,936          (566,311)          --               --       (566,311)             --
     Reclassification adjustment
         for gains included in net income,
         net of tax of $7,810                       (14,503)          --               --        (14,503)             --
                                                    -------        -----            -----        -------           -----
     Other comprehensive loss                      (580,814)          --               --       (580,814)             --
                                                   --------        -----            -----       --------           -----
Comprehensive income                                 55,639           --               --             --              --
Cash dividends to parent                           (350,000)          --               --             --        (350,000)
                                                   --------        -----            -----          -----        --------

Balance, December 31, 1999                        2,812,271        3,000          288,327       (411,230)      2,932,174
Comprehensive income:
     Net income                                     585,637           --               --             --         585,637
     Unrealized holding gains arising
         during the year, net of
         deferred policy acquisition costs
         of ($5,154) and taxes of ($46,921)          87,138           --               --         87,138              --
     Reclassification adjustment
         for gains included in net income,
         net of tax of $5,192                        (9,642)          --               --         (9,642)             --
                                                     ------        -----            -----         ------           -----
     Other comprehensive income                      77,496           --               --         77,496              --
                                                     ------        -----            -----         ------           -----
Comprehensive income                                663,133           --               --             --              --
Cash dividends to parent                           (410,000)          --               --             --        (410,000)
                                                   --------        -----            -----          -----        --------
Balance, December 31, 2000                       $3,065,404       $3,000         $288,327      $(333,734)     $3,107,811
                  === ====                       ==========       ======         ========      =========      ==========

See accompanying notes.


IDS Life Insurance Company
-------------------------------------------------------------------------------


IDS Life Insurance Company

Consolidated statements of cash flows

Years ended December 31, ($ thousands)                                      2000               1999                 1998

Cash flows from operating activities
Net income                                                            $   585,637         $   636,453           $   540,111
Adjustments to reconcile net income to
     net cash provided by operating activities:
         Policy loans, excluding universal life-type insurance:
            Issuance                                                      (61,313)            (56,153)              (53,883)
            Repayment                                                      56,088              54,105                57,902
         Change in amounts recoverable from reinsurers                    (89,312)            (64,908)              (56,544)
         Change in other accounts receivable                                6,254                (615)              (10,068)
         Change in accrued investment income                                8,521              23,125                (9,184)
         Change in deferred policy acquisition costs, net                (291,634)           (140,379)              (10,443)
         Change in liabilities for future policy benefits
            for traditional life, disability income and
            long-term care insurance                                      206,377             153,157               138,826
         Change in policy claims and other policyholders' funds            27,467             (45,709)                1,964
         Deferred income tax provision (benefit)                           37,704              79,796               (19,122)
         Change in other liabilities                                     (120,256)            169,395                64,902
         Amortization of premium, (accretion of discount), net             37,909             (17,907)                9,170
         Net realized loss (gain) on investments                           16,975             (26,608)               (6,902)
         Policyholder and contractholder charges, non-cash               (151,745)           (175,059)             (172,396)
         Other, net                                                        (9,279)             (5,324)               10,786
                                                                           ------              ------                ------
            Net cash provided by operating activities                     259,393             583,369               485,119
                                                                          -------             -------               -------

Cash flows from investing activities Fixed maturities held to maturity:
     Purchases                                                             (4,487)             (3,030)               (1,020)
     Maturities, sinking fund payments and calls                          589,742             741,949             1,162,731
     Sales                                                                 50,067              66,547               236,963
Fixed maturities available for sale:
     Purchases                                                         (1,454,010)         (3,433,128)           (4,100,238)
     Maturities, sinking fund payments and calls                        1,019,403           1,442,507             2,967,311
     Sales                                                              1,237,116           1,691,389               278,955
Other investments, excluding policy loans:
     Purchases                                                           (706,082)           (657,383)             (555,647)
     Sales                                                                435,633             406,684               579,038
Change in amounts due from brokers                                        (15,157)                182                 8,073
Change in amounts due to brokers                                          298,236             (47,294)             (186,052)
                                                                          -------             -------              --------
            Net cash provided by investing activities                   1,450,461             208,423               390,114
                                                                        ---------             -------               -------

Cash flows from financing activities
Activity related to universal life-type insurance
     and investment contracts:
         Considerations received                                        1,842,026           2,031,630             1,873,624
         Surrenders and other benefits                                 (3,974,966)         (3,669,759)           (3,792,612)
         Interest credited to account balances                          1,169,641           1,240,575             1,317,124
Universal life-type insurance policy loans:
         Issuance                                                        (134,107)           (102,239)              (97,602)
         Repayment                                                         82,193              67,881                67,000
Dividends paid                                                           (410,000)           (350,000)             (240,000)
                                                                         --------            --------              --------
            Net cash used in financing activities                      (1,425,213)           (781,912)             (872,466)
                                                                       ----------            --------              --------
Net increase in cash and cash equivalents                                 284,641               9,880                 2,767
Cash and cash equivalents at beginning of year                             32,333              22,453                19,686
                                                                           ------              ------                ------
Cash and cash equivalents at end of year                              $   316,974         $    32,333           $    22,453
                                                                      ===========         ===========           ===========
See accompanying notes


IDS Life Insurance Company
-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

($ thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of business
IDS Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Minnesota. The Company is a wholly-owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. The Company serves residents of all states except New York. IDS Life Insurance Company of New York is a wholly owned subsidiary of the Company and serves New York State residents. The Company also wholly owns American Enterprise Life Insurance Company, American Centurion Life Assurance Company, American Partners Life Insurance Company and American Express Corporation.

The Company's principal products are deferred annuities and universal life insurance, which are issued primarily to individuals. It offers single premium and flexible premium deferred annuities on both a fixed and variable dollar basis. Immediate annuities are offered as well. The Company's insurance products include universal life (fixed and variable), whole life, single premium life and term products (including waiver of premium and accidental death benefits). The Company also markets disability income and long-term care insurance.

Basis of presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities (see Note 4).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments
Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are reported as a separate component of accumulated other comprehensive income (loss), net of the related deferred policy acquisition costs effect and deferred taxes.

The retrospective interest method is used for income recognition on investments in structured notes and residual beneficial interests in securitized financial assets.

Realized investment gain or loss is determined on an identified cost basis.

Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

When evidence indicates a decline, which is other than temporary, in the underlying value or earning power of individual investments, such investments are written down to the fair value by a charge to income.

Mortgage loans on real estate are carried at amortized cost less reserves for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

Impairment  of mortgage  loans is  measured  as the excess of a loan's  recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses. The reserve for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

IDS Life Insurance Company
-------------------------------------------------------------------------------

The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments. Amounts paid or received under interest rate swap agreements are recognized as an adjustment to investment income.

The Company may purchase and write index options to hedge the fee income earned on the management of equity securities in separate accounts and the underlying mutual funds. These index options are carried at market value and are included in other investments or other liabilities, as appropriate. Gains or losses on index options that qualify as hedges are deferred and recognized in management and other fees in the same period as the hedged fee income.

The Company also uses index options to manage the risks related to a certain annuity product that pays interest based upon the relative change in a major stock market index between the beginning and end of the product's term. Purchased options used in conjunction with this product are reported in other investments and written options are included in other liabilities. The amortization of the cost of purchased options, the proceeds of written options and the changes in intrinsic value of the contracts are included in net investment income.

Policy loans are carried at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies.

Statements of cash flows
The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost, which approximates fair value.

Supplementary information to the consolidated statements of cash flows for the years ended December 31 is summarized as follows:

                                          2000          1999          1998
Cash paid during the year for:
Income taxes                          $225,704      $214,940      $215,003
Interest on borrowings                   3,299         4,521        14,529

Recognition of profits on annuity contracts and insurance policies
Profits on fixed and variable deferred annuities are recognized by the Company over the lives of the contracts, using primarily the interest method. Profits on fixed annuities represent the excess of investment income earned from investment of contract considerations over interest credited to contract owners and other expenses. Profits on variable annuities represent the excess of contractholder charges over the costs of benefits provided and other expenses.

The retrospective deposit method is used in accounting for fixed and variable universal life-type insurance. Under this method, profits are recognized over the lives of the policies in proportion to the estimated gross profits expected to be realized.

Premiums on traditional life, disability income and long-term care insurance policies are recognized as revenue when due, and related benefits and expenses are associated with premium revenue in a manner that results in recognition of profits over the lives of the insurance policies. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

Policyholder and contractholder charges include the monthly cost of insurance charges, issue and administrative fees and surrender charges. These charges also include the minimum death benefit guarantee fees received from the variable life insurance separate accounts. Management and other fees include investment management fees from underlying proprietary mutual funds and mortality and expense risk fees received from the variable annuity and variable life insurance separate accounts.

Deferred policy acquisition costs
The costs of acquiring new business, principally sales compensation, policy issue costs, underwriting and certain sales expenses, have been deferred on insurance and annuity contracts. The deferred acquisition costs for most single premium deferred annuities and installment annuities are amortized using primarily the interest method. The costs for universal life-type insurance and certain installment annuities are amortized as a percentage of the estimated gross profits expected to be realized on the policies. For traditional life, disability income and long-term care insurance policies, the costs are amortized over an appropriate period in proportion to premium revenue.

Amortization of deferred policy acquisition costs requires the use of assumptions including interest margins, mortality margins, persistency rates, maintenance expense levels and, for variable products, separate account performance. For universal life-type insurance and deferred annuities, actual experience is reflected in the Company's amortization models monthly. As actual experience differs from the current assumptions, management considers the need to change key assumptions underlying the amortization models prospectively. The impact of changing prospective assumptions is reflected in the period that such changes are made and is generally referred to as an unlocking adjustment. During 2000 and 1999, unlocking adjustments resulted in a net decrease in amortization of $12,300 and $56,800, respectively. Net unlocking adjustments in 1998 were not significant.

IDS Life Insurance Company
-------------------------------------------------------------------------------

Liabilities for future policy benefits
Liabilities for universal-life type insurance and fixed and variable deferred annuities are accumulation values.

Liabilities for equity indexed deferred annuities are determined as the present value of guaranteed benefits and the intrinsic value of index-based benefits.

Liabilities for fixed annuities in a benefit status are based on established industry mortality tables and interest rates ranging from 5% to 9.5%, depending on year of issue.

Liabilities for future benefits on traditional life insurance are based on the net level premium method, using anticipated mortality, policy persistency and interest earning rates. Anticipated mortality rates are based on established industry mortality tables. Anticipated policy persistency rates vary by policy form, issue age and policy duration with persistency on cash value plans generally anticipated to be better than persistency on term insurance plans. Anticipated interest rates range from 4% to 10%, depending on policy form, issue year and policy duration.

Liabilities for future disability income and long-term care policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method, using anticipated morbidity, mortality, policy persistency and interest earning rates. Anticipated morbidity and mortality rates are based on established industry morbidity and mortality tables. Anticipated policy persistency rates vary by policy form, issue age, policy duration and, for disability income policies, occupation class. Anticipated interest rates for disability income and long-term care policy reserves are 3% to 9.5% at policy issue and grade to ultimate rates of 5% to 7% over 5 to 10 years.

Claim reserves are calculated based on claim continuance tables and anticipated interest earnings. Anticipated claim continuance rates are based on established industry tables. Anticipated interest rates for claim reserves for both disability income and long-term care range from 5% to 8%.

Reinsurance
The maximum amount of life insurance risk retained by the Company is $750 on any policy insuring a single life and $1,500 on any policy insuring a joint-life combination. The Company retains only 20% of the mortality risk on new variable universal life insurance policies. Risk not retained is reinsured with other life insurance companies, primarily on a yearly renewable term basis. Long-term care policies are primarily reinsured on a coinsurance basis. The Company retains all accidental death benefit, disability income and waiver of premium risk.

Federal income taxes
The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse subsidiaries for all tax benefits.

Included in other liabilities at December 31, 2000 and 1999 are $41,059 and $852 receivable from, respectively, AEFC for federal income taxes.

Separate account business
The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners. The Company receives investment management fees from the proprietary mutual funds used as investment options for variable annuities and variable life insurance. The Company receives mortality and expense risk fees from the separate accounts.

The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

Accounting changes
In June 1998, the Financial Accounting Standards Board (FASB) issued, and subsequently amended, Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the company adopted on January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including some embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative will be recorded in income or directly to equity, depending on the instrument's designated use.

IDS Life Insurance Company
-------------------------------------------------------------------------------

A one-time opportunity to reclassify held-to-maturity investments to available-for-sale is allowed without tainting the remaining securities in the held-to-maturity portfolio. The Company has elected to take this opportunity to reclass its held-to-maturity investments to available-for-sales.

As of January 1, 2001, the cumulative impact of applying the Statement's accounting requirements will not have a significant impact on the Company's financial position or results of operations.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," superceding SFAS No. 125. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The company does not expect SFAS No. 140 to have a material impact on the company's financial position or results of operations.

In July 2000, the FASB's Emerging Issues Task Force (EITF) issued a consensus on Issue 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests in Securitized Financial Assets." The consensus must be adopted for fiscal quarters beginning after March 15, 2001, with earlier adoption permitted. Issue 99-20 prescribes new procedures for recording interest income and measuring impairment on retained and purchased beneficial interests. The rule primarily affects certain AEFA high-yield investments contained in off-balance sheet trusts whose cash flows have been negatively effected by credit experience. As of January 1, 2001, the rule would require AEFA to adjust the carrying amount of these investments downward by approximately $30 milllion through recognition of an impairment charge.

Reclassifications
Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentations.

2. INVESTMENTS
Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at December 31, 2000 are as follows:

                                                         Gross           Gross
                                        Amortized     unrealized      unrealized           Fair
Held to maturity                          cost           gains          losses             value
U.S. Government agency obligations     $   38,302       $  3,455      $     80         $   41,677
State and municipal obligations             7,678             16            --              7,694
Corporate bonds and obligations         5,248,517        111,466       114,330          5,245,653
Mortgage-backed securities              1,169,116          9,130         1,472          1,176,774
                                        ---------          -----         -----          ---------
                                       $6,463,613       $124,067      $115,882         $6,471,798
                                       ==========       ========      ========         ==========


                                                         Gross           Gross
                                      Amortized       unrealized      unrealized           Fair
Available for sale                      cost             gains          losses             value
U.S. Government agency obligations    $    96,408       $  6,134      $    268        $   102,274
State and municipal obligations            12,848            247            --             13,095
Corporate bonds and obligations         7,586,423        123,691       693,303          7,016,811
Mortgage-backed securities              5,234,191         57,697        24,078          5,267,810
                                        ---------         ------        ------          ---------
Total fixed maturities                 12,929,870        187,769       717,649         12,399,990
Equity securities                          11,829             --         1,496             10,333
                                           ------        -------         -----             ------
                                      $12,941,699       $187,769      $719,145        $12,410,323
                                      ===========       ========      ========        ===========


IDS Life Insurance Company
-------------------------------------------------------------------------------


The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at December 31, 1999 are as follows:

                                                          Gross          Gross
                                       Amortized       unrealized     unrealized            Fair
Held to maturity                         cost             gains         losses              value
U.S. Government agency obligations      $   37,613        $   236        $  2,158       $   35,691
State and municipal obligations              9,681            150              --            9,831
Corporate bonds and obligations          5,713,475         91,571         113,350        5,691,696
Mortgage-backed securities               1,395,523          4,953          31,951        1,368,525
                                         ---------          -----          ------        ---------
                                        $7,156,292        $96,910        $147,459       $7,105,743
                                        ==========        =======        ========       ==========


                                                          Gross           Gross
                                        Amortized      unrealized      unrealized           Fair
Available for sale                        cost            gains          losses             value
U.S. Government agency obligations     $    46,325        $   612        $  2,231      $    44,706
State and municipal obligations             13,226            519             191           13,554
Corporate bonds and obligations          7,960,352         60,120         560,450        7,460,022
Mortgage-backed securities               5,683,234          9,692         161,659        5,531,267
                                         ---------          -----         -------        ---------
Total fixed maturities                  13,703,137         70,943         724,531       13,049,549
Equity securities                            3,000             16              --            3,016
                                             -----             --           -----            -----
                                       $13,706,137        $70,959        $724,531      $13,052,565
                                       ===========        =======        ========      ===========

The amortized cost and fair value of investments in fixed maturities at December 31, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Amortized                Fair
Held to maturity                      cost                   value
Due from one to five years          $2,930,737            $2,935,736
Due from five to ten years           1,807,979             1,800,940
Due in more than ten years             555,781               558,348
Mortgage-backed securities           1,169,116             1,176,774
                                     ---------             ---------
                                    $6,463,613            $6,471,798
                                    ==========            ==========


                                    Amortized                Fair
Available for sale                    cost                   value
Due from one to five years         $   420,233           $   464,106
Due from five to ten years           4,675,249             4,266,932
Due in more than ten years           2,600,197             2,401,142
Mortgage-backed securities           5,234,191             5,267,810
                                     ---------             ---------
                                   $12,929,870           $12,399,990
                                   ===========           ===========

During the years ended December 31, 2000, 1999 and 1998, fixed maturities classified as held to maturity were sold with amortized cost of $53,169, $68,470 and $230,036, respectively. Net gains and losses on these sales were not significant. The sale of these fixed maturities was due to significant deterioration in the issuers' credit worthiness.

Fixed maturities available for sale were sold during 2000 with proceeds of $1,237,116 and gross realized gains and losses of $25,101 and $10,267, respectively. Fixed maturities available for sale were sold during 1999 with proceeds of $1,691,389 and gross realized gains and losses of $36,568 and $14,255, respectively. Fixed maturities available for sale were sold during 1998 with proceeds of $278,955 and gross realized gains and losses of $15,658 and $22,102, respectively.

At December 31, 2000, bonds carried at $14,472 were on deposit with various states as required by law.

IDS Life Insurance Company
-------------------------------------------------------------------------------

IDS Life Insurance Company
At December 31, 2000, investments in fixed maturities comprised 79 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $3.5 billion which are rated by AEFC's internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on December 31 is as follows:

Rating                       2000                  1999
Aaa/AAA                 $ 6,559,188           $ 7,144,280
Aaa/AA                       32,001                 1,920
Aa/AA                       220,446               301,728
Aa/A                        327,147               314,168
A/A                       2,494,621             2,598,300
A/BBB                       747,636             1,014,566
Baa/BBB                   5,828,847             6,319,549
Baa/BB                      287,583               348,849
Below investment grade    2,896,014             2,816,069
                          ---------             ---------
                        $19,393,483           $20,859,429
                        ===========           ===========

At December 31, 2000, 88 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than one percent of the Company's total investments in fixed maturities.

At December 31, 2000, approximately 16 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:

                               December 31, 2000         December 31, 1999
                          On balance   Commitments   On balance     Commitments
Region                       sheet     to purchase      sheet       to purchase
East North Central         $  691,694    $18,868     $  715,998      $ 10,380
West North Central            564,576      7,621        555,635        42,961
South Atlantic                884,723      7,667        867,838        23,317
Middle Atlantic               378,702     13,813        428,051         1,806
New England                   279,147      4,604        259,243         4,415
Pacific                       318,727        921        238,299         3,466
West South Central            173,158     28,548        144,607         4,516
East South Central             49,176      2,763         43,841            --
Mountain                      409,677     10,209        381,148         9,380
                              -------     ------        -------         -----
                            3,749,580     95,014      3,634,660       100,241
Less allowance for losses      11,489         --         28,283            --
                               ------      -----         ------         -----
                           $3,738,091    $95,014     $3,606,377      $100,241
                           ==========    =======     ==========      ========


                                  December 31, 2000     December 31, 1999
                          On balance  Commitments   On balance      Commitments
Property type                sheet    to purchase      sheet        to purchase
Department/retail stores  $1,174,763    $11,130     $1,158,712       $ 33,829
Apartments                   780,228         --        887,538         11,343
Office buildings           1,085,948     59,941        931,234         26,062
Industrial buildings         323,766     23,943        309,845          5,525
Hotels/motels                100,680         --        103,625             --
Medical buildings            128,101         --        114,045             --
Nursing/retirement homes      49,822         --         45,935             --
Mixed use                     87,537         --         66,893             --
Other                         18,735         --         16,833         23,482
                              ------      -----         ------         ------
                           3,749,580     95,014      3,634,660        100,241
Less allowance for losses     11,489         --         28,283             --
                              ------      -----         ------          -----
                          $3,738,091    $95,014     $3,606,377       $100,241
                          ==========    =======     ==========       ========

Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

At December 31, 2000 and 1999, the Company's recorded investment in impaired loans was $24,999 and $21,375, respectively, with allowances of $4,350 and $5,750, respectively. During 2000 and 1999, the average recorded investment in impaired loans was $27,063 and $23,815, respectively.

IDS Life Insurance Company
-------------------------------------------------------------------------------

The Company recognized  $1,033,  $1,190 and $1,809 of interest income related to
impaired  loans  for  the  years  ended   December  31,  2000,   1999  and  1998
respectively.

The following table presents changes in the allowance for losses related to all loans:

                                                 2000      1999       1998
Balance, January 1                            $ 28,283    $39,795    $38,645
Provision (reduction) for investment losses    (14,894)    (9,512)     7,582
Loan payoffs                                    (1,200)      (500)      (800)
Foreclosures and writeoffs                        (700)    (1,500)    (5,632)
                                                  ----     ------     ------
Balance, December 31                           $11,489    $28,283    $39,795
                                               =======    =======    =======

At December 31, 2000, the Company had no commitments to purchase investments other than mortgage loans.

Net investment income for the years ended December 31 is summarized as follows:

                                       2000            1999             1998
Interest on fixed maturities     $1,473,560      $1,598,059       $1,676,984
Interest on mortgage loans          286,611         285,921          301,253
Other investment income               1,750          70,892           43,518
Interest on cash equivalents          8,084           5,871            5,486
                                      -----           -----            -----
                                  1,770,005       1,960,743        2,027,241
Less investment expenses             39,400          41,170           40,756
                                     ------          ------           ------
                                 $1,730,605      $1,919,573       $1,986,485
                                 ==========      ==========       ==========

Net realized (loss) gain on investments for the years ended December 31 is summarized as follows:

                           2000                1999               1998
Fixed maturities       $(34,857)            $ 8,802            $ 9,946
Mortgage loans           15,845              10,211             (5,933)
Other investments         2,037               7,596              2,889
                          -----               -----              -----
                       $(16,975)            $26,608            $ 6,902
                       ========             =======            =======

Changes in net unrealized appreciation (depreciation) of investments for the years ended December 31 are summarized as follows:

                                          2000            1999           1998
Fixed maturities available for sale    $99,706       $(921,778)      $(93,474)
Equity securities                       (1,428)           (142)          (203)
                                        ------            ----           ----

3. INCOME TAXES
The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies. The income tax expense (benefit) for the years ended December 31 consists of the following:

                                  2000               1999               1998
Federal income taxes:
Current                        $176,397            $178,444           $244,946
Deferred                         37,704              79,796            (16,602)
                                 ------              ------            -------
                                214,101             258,240            228,344
State income taxes-current        7,526               9,624              7,337
                                  -----               -----              -----
Income tax expense             $221,627            $267,864           $235,681
                               ========            ========           ========

Increases (decreases) to the income tax provision applicable to pretax income based on the statutory rate are attributable to:

                                                              2000                      1999                        1998
                                                     Provision      Rate       Provision      Rate         Provision      Rate
Federal income taxes based on the statutory rate      $282,542      35.0%        $316,511     35.0%         $271,527      35.0%
Tax-excluded interest and dividend income               (3,788)     (0.5)          (9,626)    (1.1)          (12,289)     (1.6)
State taxes, net of federal benefit                      4,892       0.6            6,256      0.7             4,769       0.6
Affordable housing credits                             (54,569)     (6.8)         (31,000)    (3.4)          (19,688)     (2.5)
Other, net                                              (7,450)     (0.8)         (14,277)    (1.6)           (8,638)     (1.1)
                                                        ------      ----          -------     ----            ------      ----
Total income taxes                                    $221,627      27.5%        $267,864     29.6%         $235,681      30.4%
                                                      ========      ====         ========     ====          ========      ====

A portion of life insurance company income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a policyholders' surplus account. At December 31, 2000, the Company had a policyholders' surplus account balance of $20,114. The policyholders' surplus account is only taxable if dividends to the stockholder exceed the stockholder's surplus account or if the Company is liquidated. Deferred income taxes of $7,040 have not been established because no distributions of such amounts are contemplated.

IDS Life Insurance Company
-------------------------------------------------------------------------------

IDS Life Insurance Company

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                          2000          1999
Deferred tax assets:
Policy reserves                                       $730,239      $733,647
Unrealized loss on available for sale investments      179,702       221,431
Investments, other                                      34,600         1,873
Life insurance guaranty fund assessment reserve          1,365         4,789
                                                         -----         -----
Total deferred tax assets                              945,906       961,740
                                                       -------       -------
Deferred tax liabilities:
Deferred policy acquisition costs                      796,292       740,837
Other                                                   13,026         4,883
                                                        ------         -----
Total deferred tax liabilities                         809,318       745,720
                                                       -------       -------
Net deferred tax assets                               $136,588      $216,020
                                                      ========      ========

The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

4. STOCKHOLDER'S EQUITY
Retained earnings available for distribution as dividends to the parent are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $1,527,543 as of December 31, 2000 and $1,693,356 as of December 31, 1999 (see Note 3 with respect to the income tax effect of certain distributions). In addition, any dividend distributions in 2001 in excess of approximately $344,973 would require approval of the Department of Commerce of the State of Minnesota.

Statutory net income for the years ended December 31 and capital and surplus as of December 31 are summarized as follows:

                                     2000            1999            1998
Statutory net income           $  344,973      $  478,173      $  429,903
Statutory capital and surplus   1,778,306       1,978,406       1,883,405
                                ---------       ---------       ---------

The National Association of Insurance Commissioners (NAIC) revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The domiciliary states of the Company and its insurance subsidiaries have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that the Company and its insurance subsidiaries use to prepare their statutory-basis financial statements. Management believes the impact of these changes to the Company's and its subsidiaries' stautory-basis capital and surplus as of January 1, 2001 will not be significant.

5. RELATED PARTY TRANSACTIONS
The Company loans funds to AEFC under a collateral loan agreement. The balance of the loan was $nil at December 31, 2000 and 1999. This loan can be increased to a maximum of $75,000 and pays interest at a rate equal to the preceding month's effective new money rate for the Company's permanent investments. Interest income on related party loans totaled $nil in 2000, 1999 and 1998.

The Company participates in the American Express Company Retirement Plan which covers all permanent employees age 21 and over who have met certain employment requirements. Employer contributions to the plan are based on participants' age, years of service and total compensation for the year. Funding of retirement costs for this plan complies with the applicable minimum funding requirements specified by ERISA. The Company's share of the total net periodic pension cost was $250, $223 and $211 in 2000, 1999 and 1998, respectively.

The Company also participates in defined contribution pension plans of American Express Company which cover all employees who have met certain employment requirements. Company contributions to the plans are a percent of either each employee's eligible compensation or basic contributions. Costs of these plans charged to operations in 2000, 1999 and 1998 were $1,707, $1,906 and $1,503, respectively.

The Company participates in defined benefit health care plans of AEFC that provide health care and life insurance benefits to retired employees and retired financial advisors. The plans include participant contributions and service related eligibility requirements. Upon retirement, such employees are considered to have been employees of AEFC. AEFC expenses these benefits and allocates the expenses to its subsidiaries. The Company's share of postretirement benefits in 2000, 1999 and 1998 was $1,136, $1,147 and $1,352, respectively.

Charges by AEFC for use of joint facilities, technology support, marketing services and other services aggregated $582,836, $485,177 and $411,337 for 2000, 1999 and 1998, respectively. Certain of these costs are included in deferred policy acquisition costs.

IDS Life Insurance Company
-------------------------------------------------------------------------------

6. COMMITMENTS AND CONTINGENCIES
At December 31, 2000, 1999 and 1998, traditional life insurance and universal life-type insurance in force aggregated $98,060,472, $89,271,957 and $81,074,928 respectively, of which $17,429,851, $8,281,576 and $4,912,313 were reinsured at the respective year ends. The Company also reinsures a portion of the risks assumed under disability income and long-term care policies. Under all reinsurance agreements, premiums ceded to reinsurers amounted to $89,506, $76,970 and $66,378 and reinsurance recovered from reinsurers amounted to $32,500, $27,816, and $20,982 for the years ended December 31, 2000, 1999 and
1998, respectively. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

In January 2000, AEFC reached an agreement in principle to settle three class-action lawsuits related to the sales of insurance and annuity products, anticipated to provide for approximately $215 million of benefits. The Company had been named as a co-defendant in all three of these lawsuits. In September 2000, the court gave preliminary approval to the proposed settlement and AEFC has mailed notices to all of the over two million class members. A fairness hearing is scheduled for March 2001, with final approval anticipated in the second quarter, pending any legal appeals. The anticipated costs of settlement remain unchanged from 1999. The portion of the settlement allocated to the Company did not have a material impact on the Company's financial position or results of operations. The agreement also provides for release by class members of all insurance and annuity market conduct claims dating back to 1985 and is subject to a number of contingencies, including final court approval.

The Company is named as a defendant in various other lawsuits. The outcome of any litigation cannot be predicted with certainty. In the opinion of management, however, the ultimate resolution of these lawsuits, taken in aggregate should not have a material adverse effect on the Company's consolidated financial position.

The IRS routinely examines the Company's federal income tax returns and is currently conducting an audit for the 1993 through 1996 tax years. Management does not believe there will be a material adverse effect on the Company's consolidated financial position as a result of these audits

7. LINES OF CREDIT
The Company has available lines of credit with its parent aggregating $200,000 ($100,000 committed and $100,000 uncommitted). The interest rate for any borrowings is established by reference to various indices plus 20 to 45 basis points, depending on the term. Borrowings outstanding under this agreement were $50,000 uncommitted at December 31, 2000 and 1999, respectively.

8. DERIVATIVE FINANCIAL INSTRUMENTS
The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk and equity market risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or equity market index. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives held for purposes other than trading are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

Credit risk related to interest rate caps and floors and index options is measured by the replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit risk.

IDS Life Insurance Company
-------------------------------------------------------------------------------
The Company's holdings of derivative financial instruments are as follows:

                                  Notional or
                                   contract    Carrying      Fair   Total credit
December 31, 2000                   amount      amount       value    exposure
Assets:
     Interest rate caps           $1,500,000   $ 6,127     $  1,174    $ 1,174
     Interest rate floors          1,000,000       121          531        531
     Options purchased               265,848    44,139       51,701     51,701
     Financial futures purchased           5        --        7,209         --
Liabilities:
     Options written                 104,324    (3,098)      (4,138)        --
     Financial futures sold                7        --        9,011         --
Off balance sheet:
     Interest rate swaps           1,000,000        --      (10,942)        --
                                   ---------      ----      -------       ----
                                               $47,289     $ 54,546    $53,406
                                               =======     ========    =======

December 31, 1999 Assets:
     Interest rate caps           $2,500,000   $ 9,685     $ 12,773    $12,773
     Interest rate floors          1,000,000       602          319        319
     Options purchased               180,897    49,789       61,745     61,745
Liabilities:
     Options purchased/written        43,262    (1,677)      (2,402)        --
Off balance sheet:
     Interest rate swaps           1,267,000        --      (17,582)        --
                                   ---------      ----      -------       ----
                                               $58,399     $ 54,853    $74,837
                                               =======     ========    =======

The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps, floors and swaps expire on various dates from 2001 to 2003. The purchased and written options expire on various dates from 2001 to 2006.

Interest rate caps, swaps and floors are used principally to manage the Company's interest rate risk. These instruments are used to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

The Company also uses interest rate swaps to manage interest rate risk related to the level of fee income earned on the management of fixed income securities in separate accounts and the underlying mutual funds. The amount of fee income received is based upon the daily market value of the separate account and mutual fund assets. As a result, changing interest rate conditions could impact the Company's fee income significantly. The Company entered into interest rate swaps to hedge anticipated fee income for 2000 related to separate accounts and mutual funds which invest in fixed income securities. Interest was reported in management and other fees.

The Company offers an annuity product that pays interest based upon the relative change in a major stock market index between the beginning and end of the product's term. As a means of hedging its obligation under the provisions of this product, the Company purchases financial futures and purchases and writes options on the major stock market index.

The Company also writes financial futures and purchases and writes options to manage the equity market risk related to seed money the Company has invested in certain separate accounts and the underlying mutual funds.

Index options are used to manage the equity market risk related to the fee income that the Company receives from its separate accounts and the underlying mutual funds. The amount of the fee income received is based upon the daily market value of the separate account and mutual fund assets. As a result, the Company's fee income could be impacted significantly by fluctuations in the equity market. The Company entered into index option collars (combination of puts and calls) to hedge anticipated fee income for 2000 and 1999 related to separate accounts and mutual funds which invest in equity securities. Testing demonstrated the impact of these instruments on the income statement closely correlates with the amount of fee income the Company realizes. At December 31, 2000, deferred gains on purchased put and written call index options were $1,005 and $449, respectively. At December 31, 1999, there were no deferred gains or losses on purchased put or written call index options.

IDS Life Insurance Company
-------------------------------------------------------------------------------

9. FAIR VALUES OF FINANCIAL INSTRUMENTS
The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair values of life insurance obligations and all non-financial instruments, such as deferred acquisition costs are excluded.

Off-balance sheet intangible assets, such as the value of the field force, are also excluded. Management believes the value of excluded assets and liabilities is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                                                        2000                                      1999
                                                          Carrying                 Fair              Carrying              Fair
Financial Assets                                            value                  value               value               value
Investments:
     Fixed maturities (Note 2):
         Held to maturity                                $ 6,463,613           $ 6,471,798         $ 7,156,292        $ 7,105,743
         Available for sale                               12,399,990            12,399,990          13,049,549         13,049,549
     Mortgage loans on real estate (Note 2)                3,738,091             3,821,825           3,606,377          3,541,958
     Other:
         Equity securities (Note 2)                           10,333                10,333               3,016              3,016
         Derivative financial Instruments (Note 8)            50,387                60,615              60,076             74,837
         Other                                                 1,130                 1,130               2,258              2,258
Cash and cash equivalents (Note 1)                           316,974               316,974              32,333             32,333
Separate account assets (Note 1)                          32,349,347            32,349,347          35,894,732         35,894,732
Financial Liabilities
Future policy benefits for fixed annuities               $18,020,824           $17,479,187         $19,189,170        $18,591,859
     Derivative financial instruments (Note 8)                 3,098                 6,069               1,677             19,984
Separate account liabilities                              28,791,949            27,822,667          31,869,184         31,016,081
                                                          ----------            ----------          ----------         ----------

At December 31, 2000 and 1999, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $1,300,018 and $1,270,094, respectively, and policy loans of $96,603 and $92,895, respectively. The fair value of these benefits is based on the status of the annuities at December 31, 2000 and 1999. The fair value of deferred annuities is estimated as the carrying amount less any applicable surrender charges and related loans. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 2000 and 1999.

At December 31, 2000 and 1999, the fair value of liabilities related to separate accounts is estimated as the carrying amount less any applicable surrender charges and less variable insurance contracts carried at $3,557,398 and $4,025,548, respectively.

IDS Life Insurance Company        [AMERICAN EXPRESS LOGO-Registered Trademark-]
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919


                                  s-6401N (5/01)

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

The expenses of the issuance and distribution of the interests in the IDS Life Account MGA of IDS Life Insurance Company to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14.       Indemnification of Directors and Officers

Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in settlement, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

Article IX of the By-laws of IDS Life Insurance Company requires IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

Article IX, paragraph (2), of the By-laws of IDS Life Insurance Company provides as follows:

"Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.       Recent Sales of Unregistered Securities

               None

Item 16.       Exhibits and Financial Statement Schedules

(a)     Exhibits

         1. - 2.  Not applicable.

         3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         3.2 Copy of the Amended By-laws of IDS Life Insurance Company filed electronically as Exhibit 3.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         3.3 Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated May 5, 1989, establishing IDS Life Account MGA filed electronically as Exhibit 3.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.1 Copy of Non-tax qualified Group Annuity Contract, Form 30363C, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.2 Copy of Non-tax qualified Group Annuity Certificate, Form 30360C, filed electronically as Exhibit 4.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.3 Copy of Endorsement No. 30340C-GP to the Group Annuity Contract filed electronically as Exhibit 4.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.4 Copy of Endorsement No. 30340C to the Group Annuity Certificate filed electronically as Exhibit 4.4 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.5 Copy of Tax qualified Group Annuity Contract, Form 30369C, filed electronically as Exhibit 4.5 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.6 Copy of Tax qualified Group Annuity Certificate, Form 30368C, filed electronically as Exhibit 4.6 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.7 Copy of Group IRA Annuity Contract, Form 30372C, filed electronically as Exhibit 4.7 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.8 Copy of Group IRA Annuity Certificate, Form 30371C, filed electronically as Exhibit 4.8 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.9 Copy of Non-tax qualified Individual Annuity Contract, Form 30365D, filed electronically as Exhibit 4.9 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.10 Copy of Endorsement No. 30379 to the Individual Annuity Contract, filed electronically as Exhibit 4.10 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.11 Copy of Tax qualified Individual Annuity Contract, Form 30370C, filed electronically as Exhibit 4.11 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.12 Copy of Individual IRA Annuity Contract, Form 30373C, filed electronically as Exhibit 4.12 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

         4.13     Copy of Endorsement No. 33007 filed  electronically as Exhibit
                  4.13  to   Post-Effective   Amendment  No. 12  to Registration
                  Statement No. 33-28976 is incorporated herein by reference.

         5. Copy of Opinion of Counsel regarding legality of Contracts is filed electronically herewith.

         6.-20.   Not applicable.

         21. Copy of List of Subsidiaries filed electronically as Exhibit 22 to Post-Effective Amendment No. 8 to Registration Statement No. 33-28976 is incorporated herein by reference.

         22.      Not applicable.

         23.      Consent  of  Independent   Auditors  is  filed  electronically
                  herewith.

         24.      Power  of   Attorney,   dated   April  25,   2001,   is  filed
                  electronically herewith.

         25.-27.  Not applicable.

(b)      Not applicable.

Item 17.       Undertakings

A.     The Registrant undertakes:

         (1)      to file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i)      to  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933,

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof,

         (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

         (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28, 1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 25th day of April, 2001.

                              IDS Life Insurance Company
                              --------------------------
                                     (Registrant)

                              By /s/ Pamela J. Moret *
                                 --------------------------
                                     Pamela J. Moret
                                     Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of April, 2001.

Signature                                     Title


/s/  Gumer C. Alvero*                         Director and Executive Vice
------------------------------------          President - Annuities
     Gumer C. Alvero

/s/  Timothy V. Bechtold*                     Director and President
------------------------------------
     Timothy V. Bechtold

/s/  Pamela J. Moret*                         Director, Chairman and Chief
------------------------------------          Executive Officer
     Pamela J. Moret

/s/  Barry J. Murphy*                         Director
------------------------------------
     Barry J. Murphy

/s/  Stuart A. Sedlacek*                      Director and Executive Vice
------------------------------------          President
     Stuart A. Sedlacek

/s/  Bridget Sperl*                           Executive Vice President -
------------------------------------          Client Service
     Bridget Sperl

/s/  John T. Sweeney*                         Executive Vice President -
------------------------------------          Finance
     John T. Sweeney

/s/  Philip C. Wentzel*                       Vice President and Controller
-------------------------------------
     Philip C. Wentzel

/s/  David L. Yowan*                          Vice President, Treasurer and
------------------------------------          Assistant Secretary
     David L. Yowan

*Signed pursuant to Power of Attorney dated April 25, 2001, filed electronically herewith as Exhibit 24.


By:



/s/ Mary Ellyn Minenko
    Mary Ellyn Minenko